UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.)

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Matador Resources Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2018 Notice of Annual Meeting of Shareholders and Proxy Statement

June 7, 2018    |    Dallas, Texas

One Lincoln Centre

5400 LBJ Freeway, Suite 1500

Dallas, Texas 75240

www.matadorresources.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on June 7, 2018

To the Matador Resources Company Shareholders:

Please join us for the 2018 Annual Meeting of Shareholders of Matador Resources Company. The meeting will be held at the Westin Galleria, San Antonio Ballroom, 13340 Dallas Parkway, Dallas, Texas 75240, on Thursday, June 7, 2018, at 9:30 a.m., Central Daylight Time.

At the meeting, you will hear a report on our business and act on the following matters:

(1)	Election of the five nominees for director named in the attached Proxy Statement;

(2)	Advisory vote to approve the compensation of our named executive officers as described in the attached Proxy Statement;

(3)	Advisory vote on the frequency of advisory votes to approve executive compensation;

(4)	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018; and

(5)	Any other matters that may properly come before the meeting.

All shareholders of record at the close of business on April 13, 2018 are entitled to vote at the meeting or any postponement or adjournment of the meeting. A list of the shareholders of record is available at the Company’s offices in Dallas, Texas.

By Order of the Board of Directors,

Joseph Wm. Foran

Chairman and Chief Executive Officer

April 26, 2018

YOUR VOTE IS IMPORTANT!

Whether or not you will attend the meeting, please vote as promptly as possible by using the Internet or telephone or by signing, dating and returning your proxy card to the address listed on the card.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to Be Held on June 7, 2018:

Our Proxy Statement and the Annual Report to Shareholders for the fiscal year ended December 31, 2017 are available for viewing, printing and downloading at https://materials.proxyvote.com/576485.

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ii        Matador Resources Company  |  2018 Proxy Statement

PROXY STATEMENT

Matador Resources Company

One Lincoln Centre

5400 LBJ Freeway, Suite 1500

Dallas, Texas 75240

www.matadorresources.com

PROXY STATEMENT

For

ANNUAL MEETING OF SHAREHOLDERS

To Be Held on June 7, 2018

This Proxy Statement is being mailed on or about April 26, 2018 to the shareholders of Matador Resources Company (“Matador” or the “Company”) in connection with the solicitation of proxies by the Board of Directors (the “Board”) of the Company to be voted at the Annual Meeting of Shareholders of the Company to be held at the Westin Galleria, San Antonio Ballroom, 13340 Dallas Parkway, Dallas, Texas 75240, on June 7, 2018, at 9:30 a.m., Central Daylight Time (the “Annual Meeting” or the “2018 Annual Meeting”), or at any postponement or adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The address of the Company’s principal executive office is One Lincoln Centre, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240.

If you are a shareholder of record, you may vote in person by attending the meeting, by completing and returning a proxy by mail or by using the Internet or telephone. You may vote your proxy by mail by marking your vote on the enclosed proxy card and following the instructions on the card. To vote your proxy using the Internet or telephone, see the instructions on the proxy form and have the proxy form available when you access the Internet website or place your telephone call.

The named proxies will vote your shares according to your directions. If you sign and return your proxy but do not make any of the selections, the named proxies will vote your shares: (i) FOR the election of the five nominees for director as set forth in this Proxy Statement, (ii) FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement, (iii) for future advisory votes on executive compensation (the “Frequency Vote”) to occur EVERY YEAR and (iv) FOR the ratification of KPMG LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2018. Your proxy may be revoked at any time before it is exercised by filing with the Company a written revocation addressed to the Corporate Secretary, by executing a proxy bearing a later date or by attending the Annual Meeting and voting in person.

The cost of soliciting proxies will be borne by the Company. In addition to the use of postal services and the Internet, proxies may be solicited by directors, officers and employees of the Company (none of whom will receive any additional compensation for any assistance they may provide in the solicitation of proxies) in person or by telephone.

The outstanding voting securities of the Company consist of Common Stock. The record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting, or any postponement or adjournment thereof, has been established by the Board as the close of business on April 13, 2018 (the “Record Date”). As of the Record Date, there were 109,263,103 shares of Common Stock outstanding and entitled to vote.

The presence, in person or by proxy, of the holders of record of a majority of the outstanding shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting, but if a quorum should not be present, the meeting may be adjourned from time to time until a quorum is obtained. A holder of Common Stock will be entitled to one vote per share on each matter properly brought before the meeting. Cumulative voting is not permitted in the election of directors.

The proxy card provides space for a shareholder to abstain with respect to any or all nominees for the Board. The affirmative vote of a majority of the votes cast by holders of shares present in person or represented by proxy and entitled to vote on the election of directors at the Annual Meeting is required for the election of each nominee for

2018 Proxy Statement  |  Matador Resources Company        1

PROXY STATEMENT

director. With respect to the election of directors in an uncontested election, such as that being held at the Annual Meeting, “majority of the votes cast” means the number of votes cast “for” the election of such nominee exceeds the number of votes cast “against” such nominee. See “Corporate Governance—Majority Vote in Director Elections” for additional information regarding election of directors.

With respect to the Frequency Vote, because this vote is non-binding, the choice receiving the greatest number of votes will be considered the frequency recommended by the Company’s shareholders, even if that choice does not receive a majority of the votes.

The other proposals require the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the meeting. Shares held by a shareholder who abstains from voting on any or all proposals will be included for the purpose of determining the presence of a quorum. Other than with respect to the election of directors and the Frequency Vote, an abstention will effectively count as a vote cast against the remaining proposals. Broker non-votes on any matter as to which the broker has indicated on the proxy that it does not have discretionary authority to vote will be treated as shares not entitled to vote with respect to that matter. However, such shares will be considered present and entitled to vote for quorum purposes so long as they are entitled to vote on at least one other matter.

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PROXY SUMMARY

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully prior to voting. For more complete information regarding our 2017 performance, please review our Annual Report on Form 10-K for the year ended December 31, 2017.

2018 Annual Meeting of Stockholders

Date and Time: June 7, 2018, at 9:30 a.m., Central Daylight Time

Location: Westin Galleria, San Antonio Ballroom, 13340 Dallas Parkway, Dallas, Texas 75240

Record Date: April 13, 2018

Voting: Shareholders as of the close of business on the Record Date are entitled to vote. Each share of Common Stock is entitled to one vote at the Annual Meeting.

Voting Matters and Board Recommendation

Proposal	Board Recommendation
Election of Five Director Nominees (page 10)	FOR
Advisory Vote to Approve Named Executive Officer Compensation (page 32)	FOR
Advisory Vote on the Frequency of Advisory Votes to Approve Named Executive Officer Compensation (page 34)	1 YEAR
Ratification of the Appointment of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for 2018 (page 35)	FOR

2017 Business Highlights

In 2017, Matador achieved record oil, natural gas and average daily oil equivalent production. In addition, Matador increased its estimated total proved oil and natural gas reserves 44% as of December 31, 2017, as compared to December 31, 2016.

Business highlights achieved during 2017 include the following:

•	A 54% increase in oil production from 5.1 million barrels (“Bbl”) of oil produced in 2016 to 7.9 million Bbl of oil produced in 2017.

•	A 25% increase in natural gas production from 30.5 billion cubic feet (“Bcf”) of natural gas produced in 2016 to 38.2 Bcf of natural gas produced in 2017.

•	A 40% increase in average daily oil equivalent production from 27,813 barrels of oil equivalent (“BOE”) per day, including 13,924 Bbl of oil per day and 83.3 million cubic feet (“MMcf”) of natural gas per day, in 2016 to 38,936 BOE per day, including 21,510 Bbl of oil per day and 104.6 MMcf of natural gas per day, in 2017.

•	Net income (GAAP) of $125.9 million and Adjusted EBITDA (non-GAAP) of $336.1 million for the year ended December 31, 2017, as compared to a net loss (GAAP) of $97.4 million and Adjusted EBITDA (non-GAAP) of $157.9 million for the year ended December 31, 2016. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to our net income (loss) and net cash provided by operating activities, see Schedule A to this Proxy Statement.

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PROXY SUMMARY

•	On October 10, 2017, we completed a public offering of 8,000,000 shares of our Common Stock. We received net proceeds of approximately $208.7 million (before expenses).

•	On February 17, 2017, we announced the formation of San Mateo Midstream, LLC (“San Mateo”), a strategic joint venture with a subsidiary of Five Point Energy LLC (“Five Point”). The midstream assets that were contributed to San Mateo included (i) a cryogenic natural gas processing plant in the Rustler Breaks asset area (the “Black River Processing Plant”); (ii) one salt water disposal well and a related commercial salt water disposal facility in the Rustler Breaks asset area; (iii) three salt water disposal wells and related commercial salt water disposal facilities in the Wolf asset area and (iv) substantially all related oil, natural gas and salt water gathering systems and pipelines in both the Rustler Breaks and Wolf asset areas (collectively, the “Delaware Midstream Assets”). We received $171.5 million in connection with the formation of San Mateo. In March 2018, we received an additional $14.7 million in performance incentives from Five Point and may earn up to an additional $58.8 million in performance incentives over the next four years. We continue to operate the Delaware Midstream Assets and retain operational control of San Mateo. The Company and Five Point own 51% and 49% of San Mateo, respectively. San Mateo provides firm capacity service to us at market rates, while also being a midstream service provider to third parties in and around our Wolf and Rustler Breaks asset areas.

Director Nominees (page 10)

Our Board currently has 11 members divided into three classes of directors, designated Class I, Class II and Class III. Directors are elected for three-year terms. The table below provides certain summary information about each nominee for director named in this Proxy Statement.

Name	Age	Director Since	Principal Occupation	Committee Memberships
William M. Byerley*	64	2016	Retired Partner, PricewaterhouseCoopers LLP (PwC)	A, CG
Julia P. Forrester*	58	2017	Associate Provost for Student Academic Services, Southern Methodist University	A, CG
Timothy E. Parker*	43	2018	Former Portfolio Manager and Analyst—Natural Resources, T. Rowe Price & Associates	A, CM, P, SPC
David M. Posner*	64	2017	President, EnVent Energy LLC	A, CG, OP
Kenneth L. Stewart*	64	2017	Chair—United States, Norton Rose Fulbright US LLP	CG, CM, P, SPC

*	Independent Director
A	Audit Committee
CG	Corporate Governance Committee
CM	Capital Markets and Finance Committee
N	Nominating Committee
OP	Operations and Engineering Committee
P	Prospect Committee
SPC	Strategic Planning and Compensation Committee

Executive Compensation Highlights (page 38)

Our compensation program is designed to reward, in both the short term and the long term, performance that contributes to the implementation of our business strategies, maintenance of our culture and values and achievement of our objectives. In addition, we reward qualities that we believe help achieve our business strategies such as teamwork, mentoring future leaders within the Company to drive long-term shareholder value, individual performance in light of general economic and industry-specific conditions, relationships with shareholders and vendors, the ability to manage and enhance production from our existing assets, the ability to explore new opportunities to increase oil and natural gas production, the ability to identify and acquire additional acreage, the ability to improve total shareholder returns, the ability to increase year-over-year proved reserves, the ability to control unit production costs, the ability to pursue midstream opportunities, level of job responsibility, industry experience and general professional growth.

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PROXY SUMMARY

Our Board has a “pay for performance” philosophy and recognizes the leadership of Mr. Joseph Wm. Foran, our Chairman and Chief Executive Officer, and our other executive officers in contributing to the Company’s success in 2017. Accordingly, approximately 90% of Mr. Foran’s 2017 total compensation was performance based. Details of our executive compensation are shown in the 2017 Summary Compensation Table on page 55.

2018 Proxy Statement  |  Matador Resources Company        5

INFORMATION ABOUT THE ANNUAL MEETING

INFORMATION ABOUT THE ANNUAL MEETING

We are furnishing you this Proxy Statement in connection with the solicitation of proxies by the Board to be used at the Annual Meeting and any adjournment thereof. The Annual Meeting will be held on Thursday, June 7, 2018, at 9:30 a.m., Central Daylight Time. We are sending this Proxy Statement to our shareholders on or about April 26, 2018.

All references in this Proxy Statement to “we,” “our,” “us,” “Matador” or the “Company” refer to Matador Resources Company, including our subsidiaries and affiliates.

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the matters outlined in the Annual Meeting notice, including the following:

•	the election of the five nominees for director named in this Proxy Statement;

•	an advisory vote to approve the compensation of our named executive officers as described herein;

•	an advisory vote on the frequency of advisory votes to approve the compensation of our named executive officers;

•	the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018; and

•	any other matters that may properly come before the meeting.

What are the Board’s voting recommendations?

•	FOR the election of the five nominees for director named in this Proxy Statement;

•	FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers;

•	For, on an advisory basis, future advisory votes to approve the compensation of the Company’s named executive officers to occur EVERY YEAR; and

•	FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018.

Who is entitled to vote?

Shareholders as of the close of business on April 13, 2018 are eligible to vote their shares at the Annual Meeting. As of the Record Date, there were 109,263,103 shares of our Common Stock outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting.

Why did I receive a Notice Regarding the Internet Availability of Proxy Materials in the mail instead of a full set of proxy materials?

Securities and Exchange Commission (“SEC”) rules allow companies to furnish proxy materials over the Internet. We have elected to send a separate Notice of Internet Availability of Proxy Materials (the “Notice”) to most of our shareholders instead of a paper copy of the proxy materials. This approach conserves natural resources and reduces the costs of printing and distributing our proxy materials while providing shareholders with a convenient way to access our proxy materials. Instructions on how to access the proxy materials over the Internet or to request a paper copy of proxy materials, including a proxy card or voting instruction form, may be found in the Notice. In addition, shareholders may request to receive future proxy materials in printed form by mail or electronically by email by following the instructions in the Notice. A shareholder’s election to receive proxy materials by mail or email will remain in effect until the shareholder terminates it.

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INFORMATION ABOUT THE ANNUAL MEETING

How do I vote?

You may:

•	attend the Annual Meeting and vote in person; or

•	dial the toll-free number listed on the Notice, proxy card or voting instruction form provided by your broker. Easy-to-follow voice prompts allow you to vote your shares and confirm that your voting instructions have been properly recorded. Telephone voting will be available 24 hours a day and will close at 11:59 p.m., Eastern Daylight Time on June 6, 2018; or

•	go to the website www.proxyvote.com and follow the instructions, then confirm that your voting instructions have been properly recorded. If you vote using the website, you can request electronic delivery of future proxy materials. Internet voting will be available 24 hours a day and will close at 11:59 p.m., Eastern Daylight Time on June 6, 2018; or

•	if you received a paper copy of your proxy materials and elect to vote by written submission, mark your selections on the proxy card, date and sign it, and return the card in the pre-addressed, postage-paid envelope provided.

Why did I receive paper copies of proxy materials?

We are providing certain shareholders with paper copies of the proxy materials instead of a separate Notice. If you received a paper copy and would no longer like to receive printed proxy materials, you may consent to receive all future proxy materials electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions provided in your proxy materials. When prompted, indicate that you agree to receive or access shareholder communications electronically in the future.

Will each shareholder in our household receive proxy materials?

Generally, no. To the extent you are receiving printed proxy materials, we try to provide only one set of proxy materials to be delivered to multiple shareholders sharing an address, unless you have given us other instructions. Any shareholder at a shared address may request delivery of single or multiple copies of printed proxy materials for future meetings by contacting us at:

Matador Resources Company

Attention: Corporate Secretary

5400 LBJ Freeway, Suite 1500

Dallas, Texas 75240

Email: investors@matadorresources.com

Telephone: (972) 371-5200

We undertake to deliver promptly, upon written or oral request, a copy of proxy materials to a shareholder at a shared address to which a single copy of the proxy materials was delivered. Requests should be directed to the Corporate Secretary at the address or phone number set forth above.

Who will be admitted to the Annual Meeting?

Admission to the Annual Meeting will be limited to our shareholders of record, persons holding proxies from our shareholders, beneficial owners of our Common Stock and our employees. If your shares are registered in your name, we will verify your ownership at the meeting in our list of shareholders as of the Record Date. If your shares are held through a broker, bank or other nominee, you must bring proof of your ownership of the shares. This proof could consist of, for example, a bank or brokerage firm account statement or a letter from your bank or broker confirming your ownership as of the Record Date. You may also send proof of ownership to us at Matador Resources Company, Attention: Corporate Secretary, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240, or email: investors@matadorresources.com, before the Annual Meeting, and we will send you an admission card.

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INFORMATION ABOUT THE ANNUAL MEETING

If I vote via telephone or the Internet or by mailing my Proxy Card, may I still attend the Annual Meeting?

Yes.

What if I want to change my vote?

You may revoke your proxy before it is voted by submitting a new proxy with a later date (by mail, telephone or Internet), by voting at the Annual Meeting or by filing a written revocation with our Corporate Secretary. Your attendance at the Annual Meeting will not automatically revoke your proxy.

What constitutes a quorum?

A majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum. If you vote by telephone or Internet or by returning your Proxy Card, you will be considered part of the quorum. The Inspector of Election will treat shares represented by a properly executed proxy as present at the meeting. Abstentions and broker non-votes will be counted for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner submits a proxy but does not vote on a particular proposal because the nominee does not have discretionary voting power for that item and has not received instructions from the beneficial owner.

How many votes will be required to approve a proposal?

The affirmative vote of a majority of the votes cast by holders of shares of Common Stock present in person or represented by proxy and entitled to vote on the election of directors at the Annual Meeting is required for the election of each nominee for director. With respect to the election of directors in an uncontested election, such as that being held at the Annual Meeting, “majority of the votes” cast means the number of votes cast “for” such nominee exceeds the number of votes cast “against” such nominee.

With respect to the advisory vote on the frequency of advisory votes to approve named executive officer compensation, because this vote is non-binding, the choice receiving the greatest number of votes will be considered the frequency recommended by the Company’s shareholders, even if that choice does not receive a majority of the votes.

With respect to all other matters, the affirmative vote of the holders of a majority of the shares of Common Stock, present in person or by proxy and entitled to vote at the Annual Meeting, is required.

Shares cannot be voted at the Annual Meeting unless the holder of record is present in person or by proxy.

Can brokers who hold shares in street name vote those shares if they have received no instructions?

Under the rules of the New York Stock Exchange (“NYSE”), brokers may not vote the shares held by them in street name for their customers and for which they have not received instructions, except with respect to a routine matter. The only matter to be voted on at the Annual Meeting that is considered routine for these purposes is the ratification of the appointment of our independent registered public accounting firm. Accordingly, brokers may not vote your shares on any other matter if you have not given specific instructions as to how to vote. Please be sure to give specific voting instructions to your broker so that your vote will be counted.

How will you treat abstentions and broker non-votes?

Shares of a shareholder who abstains from voting on any or all proposals will be included for the purpose of determining the presence of a quorum. Other than with respect to the election of directors and the Frequency Vote, an abstention will effectively count as a vote cast against the remaining proposals. Broker non-votes on any

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INFORMATION ABOUT THE ANNUAL MEETING

matter, as to which the broker has indicated on the proxy that it does not have discretionary authority to vote, will be treated as shares not entitled to vote with respect to that matter. However, such shares will be considered present and entitled to vote for quorum purposes so long as they are entitled to vote on at least one other matter.

Who pays the solicitation expenses?

We will bear the cost of solicitation of proxies. Proxies may be solicited by mail or personally by our directors, officers or employees, none of whom will receive additional compensation for such solicitation. Those holding shares of Common Stock of record for the benefit of others, or nominee holders, are being asked to distribute proxy soliciting materials to, and request voting instructions from, the beneficial owners of such shares. We will reimburse nominee holders for their reasonable out-of-pocket expenses.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting, and we will publish final results in a Current Report on Form 8-K that will be filed with the SEC within four business days of the Annual Meeting. You may obtain a copy of this and other reports free of charge at www.matadorresources.com, by contacting our Investor Relations Department at (972) 371-5200 or investors@matadorresources.com or by accessing the SEC’s website at www.sec.gov.

Will the Company’s independent registered public accounting firm be available at the Annual Meeting to respond to questions?

Yes. The Audit Committee of the Board has approved KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2018. Representatives of KPMG LLP will be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Where can I contact the Company?

Our mailing address is:

Matador Resources Company

Attention: Corporate Secretary

5400 LBJ Freeway, Suite 1500

Dallas, Texas 75240

Our telephone number is (972) 371-5200.

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PROPOSAL 1

PROPOSAL 1 | ELECTION OF DIRECTORS

The Board currently consists of 11 members. Our Board is divided into three classes of directors, designated Class I, Class II and Class III, with the term of office of each director ending on the date of the third annual meeting following the annual meeting at which such director’s class was elected. The number of directors in each class will be as nearly equal as possible. The current Class I directors are Ms. Julia P. Forrester and Messrs. William M. Byerley, Kenneth L. Stewart and George M. Yates. Ms. Forrester and Messrs. Byerley and Stewart are the Class I director nominees at the Annual Meeting, in each case, to hold office until the 2021 Annual Meeting of Shareholders or his or her earlier death, retirement, resignation or removal. Mr. Yates’ term will expire at the Annual Meeting, at which time we anticipate that he will begin serving as an advisor to our Board. The Class II directors are Messrs. R. Gaines Baty and Craig T. Burkert and Dr. Steven W. Ohnimus. The terms of each of Messrs. Baty and Burkert and Dr. Ohnimus will continue until the 2019 Annual Meeting of Shareholders or his earlier death, retirement, resignation or removal. The Class III directors are Messrs. Joseph Wm. Foran, Reynald A. Baribault, Timothy E. Parker and David M. Posner. Messrs. Parker and Posner were appointed to the Board following the 2017 Annual Meeting of Shareholders and are therefore Class III nominees at the Annual Meeting, in each case, to hold office until the 2020 Annual Meeting of Shareholders or his earlier death, retirement, resignation or removal. The terms of each of Messrs. Foran and Baribault will continue until the 2020 Annual Meeting of Shareholders or his earlier death, retirement, resignation or removal.

The Board believes that each of the director nominees possesses the qualifications described below in “Corporate Governance—Board Committees—Nominating Committee.” That is, the Board believes that each nominee possesses: (i) deep experience at the policy making level in business, government or education; (ii) the availability and willingness to devote adequate time to Board duties; (iii) the character, judgment and ability to make independent analytical, probing and other inquiries; (iv) a willingness to exercise independent judgment along with a willingness to listen and learn from others; (v) business knowledge and experience that provides a balance with the other directors; (vi) financial independence; and (vii) with respect to incumbent directors, excellent past performance on the Board.

The information provided below is biographical information about each of the nominees, as well as a description of the experience, qualifications, attributes or skills that led the Board to conclude that the individual should be nominated for election as a director of the Company.

Nominees

Mr. William M. Byerley	Class I

Retired Partner, PricewaterhouseCoopers LLP (PwC) Director Director since: 2016 Independent: Yes Age: 64 Committees: • Audit (Chair) • Corporate Governance

Mr. Byerley was appointed to the Board in 2016 and is chair of the Board’s Audit Committee. Mr. Byerley retired from PricewaterhouseCoopers LLP (PwC) in 2014. From 1988 through 2014, Mr. Byerley was a Partner with PwC, serving as an Assurance Partner on various audit engagements primarily for energy sector clients. From 1988 through 1990, Mr. Byerley served in the PwC National Office Accounting Services Group. Mr. Byerley received a Bachelor of Business Administration degree in 1975 and a Master of Business Administration degree in 1976, both from Southern Methodist University. He is a licensed Certified Public Accountant. Mr. Byerley’s extensive experience in public accounting and longtime service to energy sector clients of PwC provide the Board with invaluable financial and accounting expertise, particularly for oil and natural gas companies, strong accounting and financial oversight and general industry knowledge.

10        Matador Resources Company  |  2018 Proxy Statement

PROPOSAL 1

Ms. Julia P. Forrester	Class I

Associate Provost for Student Academic Services, Southern Methodist University Director Director since: 2017 Independent: Yes Age: 58 Committees: • Corporate Governance (Chair) • Audit

Ms. Forrester was appointed to the Board in 2017 and is chair of the Board’s Corporate Governance Committee. Ms. Forrester is Associate Provost for Student Academic Services at Southern Methodist University, a role she has held since June 2015. Her responsibilities in that role include oversight of International Student and Scholar Services, Study Abroad, the Center for Academic Development of Student Athletes, the President’s Scholars Program and the Hunt Leadership Scholars Program, among others. She has served in various administrative positions at SMU, including serving as Associate Dean for Academic Affairs for the 1995-1996 academic year and as Dean ad interim of the Dedman School of Law from June 2013 through June 2014. Ms. Forrester is also Professor of Law at SMU, having begun her teaching career at SMU in 1990 as an Assistant Professor. She previously practiced law with Thompson & Knight LLP. Ms. Forrester holds a Bachelor of Science degree in Electrical Engineering from the University of Texas at Austin, graduating with highest honors, and a law degree from the University of Texas School of Law, graduating with high honors. She is a member of the Order of the Coif, and she received the highest score on the Texas bar exam following her graduation. Ms. Forrester’s academic and legal experience provide our Board with a unique perspective on the Company’s business and operations.

Mr. Timothy E. Parker	Class III

Former Portfolio Manager and Analyst—Natural Resources, T. Rowe Price & Associates

Director

Director since: 2018

Independent: Yes

Age: 43

Committees:

•  Capital Markets and Finance (Chair)

•  Audit

•  Prospect

•  Strategic Planning and Compensation

Mr. Parker was appointed to the Board in 2018 and is chair of the Board’s Capital Markets and Finance Committee. Mr. Parker recently retired as Portfolio Manager and Analyst—Natural Resources for T. Rowe Price & Associates. Mr. Parker joined T. Rowe Price in 2001 as an equity analyst before becoming a portfolio manager in 2010. He managed the New Era fund from 2010 to 2013 and managed the energy and natural resources portions of T. Rowe Price’s Small Cap Value, Small Cap Stock and New Horizons funds from 2013 to 2017. Prior to joining T. Rowe Price, Mr. Parker was an investment banking analyst at Robert W. Baird & Co., Inc. Mr. Parker holds a Bachelor of Science degree in Commerce from the University of Virginia and a Master of Business Administration degree from the Darden School of Graduate Business (University of Virginia). Mr. Parker’s experience with a large institutional shareholder and his extensive familiarity with the capital markets provide the Company with valuable insight.

Mr. David M. Posner	Class III

President, EnVent Energy LLC Director Director since: 2017 Independent: Yes Age: 64 Committees: • Audit • Corporate Governance • Operations and Engineering

Mr. Posner was appointed to the Board in 2017. Mr. Posner is the founder and President of EnVent Energy LLC, a privately-held project development and consulting company focused on advising oil and natural gas exploration and production companies on commercial negotiations related to marketing, gathering, processing and transportation of oil, natural gas and natural gas liquids. He founded EnVent in 2000 following his tenure with Santa Fe Snyder Corporation/Snyder Oil Corporation, where he ultimately served as Vice President, Marketing, having responsibility over the company’s worldwide marketing of oil, natural gas and natural gas liquids. Prior to joining Snyder in 1991, Mr. Posner worked for Ladd Petroleum Corporation serving as, among other roles, its Vice President, Natural Gas. Mr. Posner has served as Chairman of the Colorado Oil and Gas Association and has served as a member of its board for more than 25 years. Mr. Posner received a Bachelor of Arts degree from Brown University and a Master of Science degree in Mineral Economics from the Colorado School of Mines. Mr. Posner’s unique midstream experience provides the Board with an important perspective on marketing, gathering, processing and transportation of the Company’s products.

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PROPOSAL 1

Mr. Kenneth L. Stewart	Class I

Chair—United States, Norton Rose Fulbright US LLP

Director

Director since: 2017

Independent: Yes

Age: 64

Committees:

•  Corporate Governance

•  Capital Markets and Finance

•  Prospect

•  Strategic Planning and Compensation

Mr. Stewart, was appointed to the Board in 2017. Mr. Stewart is a Partner in, and holds the position of Chair—United States with, Norton Rose Fulbright US LLP, a Texas limited liability partnership, which constitutes the United States operations of Norton Rose Fulbright, an international legal practice with over 4,000 legal professionals in over 50 cities worldwide. Mr. Stewart began his legal career with Fulbright & Jaworski LLP, the predecessor to Norton Rose Fulbright US LLP, and previously held at differing times positions of Global Chair of the international organization, Managing Partner of the United States region and Partner-in-Charge of the Dallas office. Prior to entering into full-time management for his firm in 2012, he engaged in a domestic and international transactional legal practice, focusing principally on merger, acquisition, financing and joint venture activities for both public and privately-held entities. Mr. Stewart has extensive experience representing and advising companies and their executive officers and boards of directors engaged in oil and natural gas exploration and midstream activities. Mr. Stewart graduated from the University of Arkansas School of Business in 1976 with a B.S.B.A degree in Accounting and was licensed as a Certified Public Accountant in Texas in 1981 (certificate now on non-practice status). He graduated with honors from Vanderbilt Law School in 1979 and was a member of the Order of the Coif. Mr. Stewart has been active in numerous civic and professional organizations in the Dallas area in the past, including among others, the Dallas Regional Chamber, The Center for American and International Law and the Dallas Citizens Council. Mr. Stewart’s extensive experience representing public companies, and particularly oil and natural gas companies, along with his years of management experience, provide our Board with important legal, corporate governance and leadership insight.

Vote Required

The affirmative vote of a majority of the votes cast by holders of shares present in person or represented by proxy and entitled to vote on the election of directors at the Annual Meeting is required for the election of each nominee for director. With respect to the election of directors in an uncontested election, such as that being held at the Annual Meeting, “majority of the votes” cast means the number of votes cast “for” such nominee exceeds the number of votes cast “against” such nominee. If you hold your shares through a broker and you do not instruct the broker how to vote, your broker will not have the authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum.

The Board of Directors recommends that you vote FOR each of the nominees.

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PROPOSAL 1

Directors Continuing in Office

Biographical information for our directors who are continuing in office is provided below.

Mr. Joseph Wm. Foran	Class III

Chairman and CEO, Matador Resources Company

Chairman of the Board

Director since: 2003

Independent: No

Age: 65

Committees:

•  Executive (Chair)

•  Capital Markets and Finance

•  Operations and Engineering

•  Prospect

Mr. Foran founded Matador Resources Company in July 2003 and has served as Chairman of the Board, Chief Executive Officer and Secretary since our founding. He served as President from our founding until November 2013 and is also chair of the Board’s Executive Committee. Mr. Foran began his career as an oil and natural gas independent in 1983 when he and his wife, Nancy, founded Foran Oil Company with $270,000 in contributed capital from 17 of his closest friends and neighbors. Foran Oil Company was later contributed into Matador Petroleum Corporation upon its formation by Mr. Foran in 1988, and Mr. Foran served as Chairman and Chief Executive Officer of that company from inception until the time of its sale to Tom Brown, Inc. in June 2003 for an enterprise value of $388 million in an all-cash transaction. Under Mr. Foran’s guidance, Matador Petroleum realized a 21% average annual rate of return for its shareholders for 15 years. Mr. Foran is originally from Amarillo, Texas, where his family owned a pipeline construction business. From 1980 to 1983, he was Vice President and General Counsel of J. Cleo Thompson and James Cleo Thompson, Jr., Oil Producers. Prior to that time, he was a briefing attorney to Chief Justice Joe R. Greenhill of the Supreme Court of Texas. Mr. Foran graduated with a Bachelor of Science degree in Accounting from the University of Kentucky with highest honors and a law degree from the Southern Methodist University Dedman School of Law, where he was a Hatton W. Sumners scholar and the Leading Articles Editor of the Southwestern Law Review. He is currently active as a member of various industry and civic organizations, including his church and various youth activities. In 2002, Mr. Foran was honored as the Ernst & Young “Entrepreneur of the Year” for the Southwest Region. As the founder, Chairman of the Board and Chief Executive Officer of Matador Resources Company, Mr. Foran provides Board leadership, industry experience and long relationships with many of our shareholders.

Mr. Reynald A. Baribault	Class III

Vice President / Engineering, NP Resources, LLC

Lead Independent Director

Director since: 2014

Independent: Yes

Age: 54

Committees:

•  Prospect (Chair)

•  Audit

•  Corporate Governance

•  Executive

•  Operations and Engineering

•  Strategic Planning and Compensation

Mr. Baribault was elected to the Board in 2014, serves as lead independent director and is chair of the Board’s Prospect Committee. He is Vice President / Engineering of NP Resources, LLC, a Denver-based exploration and production operator solely focused on the horizontal Bakken play in the North Dakota Williston Basin. In 2007, he co-founded NP Resources’ predecessor company, North Plains Energy, LLC, which developed and sold its North Dakota production and assets in 2012. In addition, he co-founded and serves as President and Chief Executive Officer of IPR Energy Partners, LLC, a Dallas-based oil and natural gas production operator with previous operations in Louisiana, Southeast New Mexico and North Central Texas and current operations in the Fort Worth Basin. Prior to co-founding North Plains Energy, NP Resources and IPR Energy Partners, Mr. Baribault served as Vice President, Supervisor and Petroleum Engineering Consultant of Netherland, Sewell & Associates, Inc. from 1990 to 2002. Mr. Baribault began his professional career with Exxon Company in 1985 where his responsibilities included operations reservoir engineering for deep, pressured natural gas fields in South Louisiana. Mr. Baribault received his Bachelor of Science degree in Petroleum Engineering from Louisiana State University in 1985 and is a Licensed Professional Engineer in the State of Texas. Mr. Baribault provides valuable insight to our Board on our drilling, completion and reservoir engineering operations, as well as growth strategies, midstream operations and administration.

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PROPOSAL 1

Mr. R. Gaines Baty	Class II

CEO, R. Gaines Baty Associates, Inc. Director Director since: 2016 Independent: Yes Age: 67 Committees: • Strategic Planning and Compensation (Chair) • Corporate Governance • Nominating	Mr. Baty was appointed to the Board in 2016 and is chair of the Board’s Strategic Planning and Compensation Committee. Mr. Baty is Founder and CEO of R. Gaines Baty Associates, Inc., an executive search firm he founded in 1982. Mr. Baty has over 30 years of experience as an executive search consultant. In this role, he has provided companies across the country and in a variety of industries with executive search and advisory services. Mr. Baty has served as a two-term President of the Society of Executive Recruiting Consultants and a two-term President of the Independent Recruiter Group. Mr. Baty is also a published author. Mr. Baty received a Bachelor of Business Administration degree from Texas Tech University, where he was a letterman and captain of the football team. Mr. Baty’s experience and expertise in executive leadership and development provide our Board with an important and unique perspective on these matters, and Mr. Baty assists the Board and the Company with recruitment, board administration, compensation and growth strategies.

Mr. Craig T. Burkert	Class II

CFO, ROMCO Equipment Co. Director Director since: 2016 Independent: Yes Age: 61 Committees: • Nominating (Chair) • Audit • Corporate Governance • Strategic Planning and Compensation	Mr. Burkert was elected to the Board in 2016 and is chair of the Board’s Nominating Committee. With over 30 years of experience in distribution businesses, he currently serves as the Chief Financial Officer of ROMCO Equipment Co., a dealer of heavy construction equipment that serves customers in a variety of sectors throughout most of Texas. Mr. Burkert joined ROMCO in 1984 as a Product Manager, later serving as a Branch Manager from 1986 to 1989 and as General Manager from 1989 to 1994. In 1994 he left ROMCO to start a dealership in the lift truck industry in New England, but he returned to ROMCO in 2003 to take on his current position of Chief Financial Officer, where he is responsible for all financial, administrative and technology aspects of the company. Mr. Burkert received a Bachelor of Science degree in Electrical Engineering and Computer and Information Systems from Tulane University. He also holds a Master in Business Administration degree from Harvard Business School. Mr. Burkert has been involved with Matador since its inception. He has served on the Shareholder Advisory Committee for Board Nominations since 2014. Mr. Burkert’s accounting and financial knowledge and leadership experience, coupled with his familiarity with the operations and corporate governance of the Company, provide our Board with a valuable perspective on these matters and other business issues.

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Dr. Steven W. Ohnimus	Class II

Retired Vice President and General Manager, Unocal Indonesia

Director

Director since: 2004

Independent: Yes

Age: 71

Committees:

•  Operations and Engineering (Chair)

•  Audit

•  Corporate Governance

•  Nominating

•  Prospect

•  Strategic Planning and Compensation

Dr. Ohnimus was elected to the Board in 2004 and is chair of the Board’s Operations and Engineering Committee. He spent his entire professional career from 1971 to 2000 with Unocal Corporation, an integrated energy company. From 1995 to 2000, he was General Manager—Partner Operated Ventures, where he represented Unocal’s non-operated international interests at board meetings, management committees and other high level meetings involving projects in the $200 million range in countries such as Azerbaijan, Bangladesh, China, Congo, Myanmar and Yemen. From 1994 to 1995, Dr. Ohnimus was General Manager of Asset Analysis, where he managed and directed planning, business plan budgeting and scenario plans for the domestic and international business unit with an asset portfolio totaling $5.5 billion. From 1990 to 1994, Dr. Ohnimus was Vice President and General Manager, Unocal Indonesia, located in Balikpapan, operating five offshore fields and one onshore liquid extraction plant and employing over 1,200 employees. From 1989 to 1990, he served as Regional Operations Manager in Anchorage, Alaska, and from 1988 to 1989, he was District Operations Manager in Houma, Louisiana. From 1981 to 1988, Dr. Ohnimus was in various management assignments in Houston and Houma, Louisiana, and from 1971 to 1981 he handled various technical assignments in reservoir engineering, production and drilling in the Gulf Coast area (Houston, Van, Lafayette and Houma). From 1975 to 1979, Dr. Ohnimus was Assistant Professor of Petroleum Engineering at the University of Southwest Louisiana (now University of Southern Louisiana) where he taught eleven undergraduate and graduate night classes. In 1980, he taught drilling seminars at the University of Texas Petroleum Extension Service of the International Association of Drilling Contractors (IADC). Dr. Ohnimus has authored several published papers concerning reservoir recompletion and increased recovery. He received his Bachelor of Science degree in Chemical Engineering from the University of Missouri at Rolla in 1968, a Master of Science degree in Petroleum Engineering from the University of Missouri at Rolla in 1969 and a PhD degree in Petroleum Engineering from the University of Missouri at Rolla in 1971. Dr. Ohnimus served as a director of the American Petroleum Institute in 1978 and 1979, served as Session Chairman for the Society of Petroleum Engineers’ Annual Convention in 1982, was the Evangeline Section Chairman of the Society of Petroleum Engineers in 1978 and 1979 and served as President of the Unocal Credit Union from 1986 to 1988. In 2007, he was elected President of the Unocal Gulf Coast Alumni Club, which reports through the Chevron Retirees Association, for which Dr. Ohnimus is a director. Effective July 2015, Dr. Ohnimus assumed the position of South Texas Area Vice President of the Chevron Retirees Association. From 2008 to 2009, Dr. Ohnimus served as the vice chairman of the advisory board of Western Standard Energy Corp. (OTCBB: WSEG), an oil and natural gas exploration company. Due to his long oil and natural gas industry career and significant operational and international experience, Dr. Ohnimus provides valuable insight to our Board on our drilling and completion operations and management, as well as providing a global technology and operations perspective.

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PROPOSAL 1

Advisors to the Board

In addition to our Board, we have eight individuals with significant oil and natural gas experience or legal, accounting or other business experience who advise our Board on various matters. From time to time, we enter into various agreements with these individuals with respect to their service as advisors to our Board. Their business histories are described below:

Mr. Rick H. Fenlaw. Mr. Fenlaw is owner of Fenlaw Land Services, a company he founded in 1999 to provide title, leasing and curative professionals to upstream oil and natural gas clients, particularly in the Barnett Shale play. From 1990 through the formation of Fenlaw Land Services, Mr. Fenlaw operated a similar land services company, Rick Fenlaw & Associates, with a focus on East Texas and the Hardeman Basin. Through his companies, Mr. Fenlaw has employed up to 75 sub-brokers servicing his oil and natural gas clients. Mr. Fenlaw has worked as an independent petroleum landman since 1979. Prior to beginning his career as a landman, he played football for the St. Louis Football Cardinals. Mr. Fenlaw received a Bachelor of Journalism degree from the University of Texas in Austin in 1977.

Mr. Scott E. King. Mr. King recently retired as Vice President—Exploration and Development of Petro Harvester Oil and Gas, LLC, having joined that company in October 2012. Mr. King joined Matador Resources Company at its founding in 2003 and served as Vice President—Exploration from 2003 to 2009 and Vice President—Geophysics and New Ventures from 2009 until 2012. He was previously with Matador Petroleum Corporation, joining that company in December 1996 as Chief Geophysicist. Immediately prior to Matador Petroleum’s sale, Mr. King served as its Portfolio Manager and was responsible for recommending which drilling opportunities Matador Petroleum should pursue. Prior to joining Matador Petroleum, Mr. King worked for Enserch Corporation, a diversified energy company with interests in petroleum exploration and production, oilfield services, engineering design and construction, and natural gas transmission and distribution, as Team Leader for the Oklahoma Asset Group. Mr. King began his career in 1983 with Sohio Petroleum, an integrated energy company. Mr. King received a Bachelor of Science degree in Geology from Alfred University, Alfred, New York in 1981 and a Master of Science degree in Geophysics from Wright State University, Dayton, Ohio in 1983.

Ms. Tara W. Lewis. Ms. Lewis presently serves as a consultant to HEYCO Energy Group, Inc., previously serving as Vice President from 1998 to 2015. She previously served as Director of Internal Audit and Business Analysis at Apache Corporation and, prior to that role, spent more than 10 years with PwC, ultimately serving as Senior Tax Manager with the World Petroleum Group from 1993 to 1997. She also worked as a Resident Tax Specialist for the IPAA from 1991 to 1993. Ms. Lewis is Chairman of the International Committee of IPAA and serves on various civic boards, including The Arts Community Alliance (TACA) and Dallas Children’s Theater. Ms. Lewis is a licensed Certified Public Accountant in the State of Texas. She received a Bachelor of Arts degree in Accounting from Rice University and a law degree from the University of Houston Law School.

Mr. Wade I. Massad. Mr. Massad served as a consultant to the Company and an advisor to the Board from 2010 to December 2011, when he was elected Executive Vice President—Capital Markets of the Company. He held that role until July 2012, when he resumed his role as a consultant to the Company and as an advisor to the Board. Mr. Massad is the Co-Founder and Co-Managing Member of Cleveland Capital Management L.L.C., a registered investment advisor and General Partner of Cleveland Capital L.P., a private investment fund focused on micro-cap public and private equity securities, established in October 1996. Previously, Mr. Massad was an investment banker with Keybanc Capital Markets and RBC Capital Markets, where he was the head of U.S. equity institutional sales from 1997 to 1998 and the head of U.S. Capital Markets business from 1999 to 2003. He also served on the firm’s executive committee. Mr. Massad serves on the board of the Investors Exchange Group, Inc. (IEX). Mr. Massad received a Bachelor of Arts degree in Business Management from Baldwin-Wallace University in 1989 and currently serves on its Board of Trustees.

Mr. Greg L. McMichael. Mr. McMichael served as a member of the Board of Matador Resources Company from 2004 to 2008. He presently serves on the board of directors for Denbury Resources, Inc. (NYSE: DNR). Mr. McMichael retired in October 2004 as Vice President and Group Leader—Energy Research of A.G. Edwards, Inc. In that capacity, he was responsible for overseeing all of the firm’s equity research in the Energy Sector, including integrated oils, exploration and production, oil service and master limited partnerships. Prior to joining

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A.G. Edwards, Mr. McMichael served as Managing Director of Equity Research at Hanifen, Imhoff, Inc., a Denver-based regional investment firm. He had previously served as Chief Executive Officer of a private oil and natural gas acquisition and production company he co-founded in 1987. Mr. McMichael is a member of the National Association of Corporate Directors, where he is currently a Leadership Fellow and serves on the board of the Colorado chapter. Mr. McMichael received a Bachelor of Arts degree in Political Science and Economics from Schiller International University (London) in 1973.

Dr. James D. Robertson. Dr. Robertson is a founder and co-managing partner of Salt Creek Petroleum, LLC, a privately-held company that explores for and produces oil and natural gas in conventional onshore plays in Texas. He is also founder and owner of Rannoch Petroleum LLC, an oil and natural gas investment and consulting firm based in Fort Worth, Texas. Prior to becoming an independent petroleum explorer, Dr. Robertson worked for ARCO for 25 years, serving as Vice President of Exploration for ARCO’s international division prior to his retirement from ARCO upon its acquisition by BP plc in 2000. Dr. Robertson has served as president of the Society of Exploration Geophysicists, chairman of the Fort Worth Chapter of the Society of Independent Professional Earth Scientists (SIPES) and as a national director of SIPES from 2012 to 2013. He is a licensed professional geoscientist in the State of Texas. Dr. Robertson received a Bachelor of Science degree in Geological Engineering from Princeton University and a PhD degree in Geophysics from the University of Wisconsin.

Mr. James A. Rolfe. Mr. Rolfe is a solo legal practitioner. Until 2015, he served as Of Counsel with Kendall Law Group, a Dallas, Texas law firm specializing in litigation that he joined in 2009. From 2005 to 2009, Mr. Rolfe served as Of Counsel with Fitzpatrick Hagood Smith & Uhl LLP, a boutique litigation firm. He worked as a sole practitioner in private practice from 1985 to 2005. From 1981 to 1985, Mr. Rolfe served as United States Attorney for the Northern District of Texas, having been appointed to that position by President Reagan. From 1979 to 1981, he worked in private practice following his service as Assistant United States Attorney for the Northern District of Texas, a position he held from 1973 to 1979. Mr. Rolfe was Assistant District Attorney for Dallas County from 1969 to 1973. He began his public service in the role of Assistant City Attorney for the City of Dallas, which position he held from 1968 to 1969. Mr. Rolfe served in the United States Army from 1959 to 1962. He received a Bachelor of Arts degree from Austin College in 1965 and received its Distinguished Alumnus Award in 2000. He received his law degree from the University of Texas at Austin in 1968.

Mr. Michael C. Ryan. Mr. Ryan served as a member of the Board of Matador Resources Company from February 2009 to June 2015. Prior to joining the Board, he served as an advisor to the Financial Committee (now the Capital Markets and Finance Committee) and frequently participated in Board planning and strategy sessions. Mr. Ryan is a private investor. From October 2004 to December 2015, he was a Partner and member of the Investment Committee at Berens Capital Management LLC, an investment firm based in New York. From February 1998 to June 2004, he worked with Goldman, Sachs & Co., a global investment banking and securities services firm, leading its West Coast international institutional equities business. In this role, he developed and built a team of professionals to advise large institutional clients on their global investment decisions. From 1995 to 1998, Mr. Ryan lived in Oslo, Norway, where he was a Partner at Pareto Securities, a Scandinavian-based securities firm where he led and built the institutional equities business into the United States and United Kingdom. From 1991 to 1994, Mr. Ryan represented multiple eastern European governments in the preparation, negotiation and sale of many of their largest state-owned companies. He began his career with Honeywell, Inc., which invents and manufactures technologies, including in the safety, security and energy areas, in 1983, working in the Systems and Research Center, which focused on advanced weapons development programs. Mr. Ryan received a Bachelor of Science degree from the University of Minnesota in 1983 and a Master of Business Administration degree from The Wharton School at the University of Pennsylvania in 1991.

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CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

The business affairs of Matador are managed under the direction of the Board in accordance with the Texas Business Organizations Code, the Company’s Amended and Restated Certificate of Formation and its Amended and Restated Bylaws, each as amended to date. The Board has adopted Corporate Governance Guidelines, which are reviewed annually by the Corporate Governance Committee of the Board. The Company has a Code of Ethics and Business Conduct for Officers, Directors and Employees (“Code of Ethics”), which is applicable to all officers, directors and employees of the Company. The Company intends to post any amendments to, and may post any waivers of, its Code of Ethics on the Company’s website to the extent applicable to an executive officer or a director of the Company. The Corporate Governance Guidelines and the Code of Ethics are available on the Company’s website at www.matadorresources.com under the heading “Investors—Corporate Governance.”

The Board holds regular and special meetings and spends such time on the affairs of the Company as its duties require. During 2017, the Board held 11 meetings. The Board also meets regularly in non-management executive sessions in accordance with NYSE regulations. The Corporate Governance Guidelines provide that one of the Company’s independent directors should serve as lead independent director at any time when the chief executive officer serves as the chairman of the board. The lead independent director presides over the non-management executive sessions, serves as a liaison between the chairman and the independent directors and performs such additional duties as the Board may otherwise determine and delegate. Because Mr. Foran serves as Chairman of the Board and Chief Executive Officer, our independent directors have appointed Mr. Baribault to serve as lead independent director. In 2017, all incumbent directors of the Company attended at least 75% of the meetings of the Board and the committees on which they served. It is our policy that each of our directors is expected to attend annual meetings of shareholders. Of our 10 directors that continued in office through the 2017 Annual Meeting, nine attended the 2017 Annual Meeting.

Independence of Directors

The Board makes all determinations with respect to director independence in accordance with the NYSE listing standards and the rules and regulations promulgated by the SEC. The actual determination of whether a director is independent is made by the Board on a case-by-case basis.

In connection with its preparation for the Annual Meeting, the Board undertook its annual review of director independence and considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. In making its determination, the Board applied the NYSE listing standards and SEC rules and regulations.

The Board reviewed the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. After this review, our Board determined that nine of our 11 current directors are “independent directors” as defined under the rules of the SEC and the NYSE: Ms. Forrester, Messrs. Baribault, Baty, Burkert, Byerley, Parker, Posner and Stewart and Dr. Ohnimus. No member of or nominee for our Board has a family relationship with any executive officer or other members of our Board.

Majority Vote in Director Elections

On December 21, 2016, the Board amended the Company’s Amended and Restated Bylaws (as so amended, the “Bylaws”) to implement a majority voting standard in uncontested director elections. Pursuant to the Bylaws, in an election of directors at a meeting of shareholders at which a quorum is present, (i) if the number of nominees exceeds the number of directors to be elected (a “contested election”), directors shall be elected by a plurality of the votes cast by the holders of shares present in person or represented by proxy and entitled to vote on the election of directors at such meeting and (ii) in an election of directors that is not a contested election (an “uncontested election”), such as that being held at the Annual Meeting, directors shall be elected by a majority of

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the votes cast by the holders of shares present in person or represented by proxy and entitled to vote on the election of directors at such meeting. For purposes of the Bylaws, in an uncontested election, a “majority of the votes cast” means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Prior to the amendment of the Bylaws, directors were elected by a plurality of the votes cast, whether or not the election was a contested election.

In connection with the amendment to the Bylaws, the Board approved and adopted an amendment to the Company’s Corporate Governance Guidelines to implement a resignation policy for directors who fail to receive the required number of votes in an uncontested election in accordance with the Bylaws. Pursuant to the Corporate Governance Guidelines, as amended, in an uncontested election, any nominee for director who receives a greater number of votes “against” his or her election than votes “for” such election (a “majority against vote”) shall promptly tender his or her resignation following certification of the shareholder vote.

The Nominating Committee shall promptly consider the resignation offer and a range of possible responses based on the circumstances that led to the majority against vote, if known, and make a recommendation to the Board concerning whether to accept or reject such resignation. The Board shall act on the Nominating Committee’s recommendation and publicly disclose its decision with respect to such resignation offer within 90 days following certification of the shareholder vote. The resignation, if accepted by the Board, will be effective at the time specified by the Board when it determines to accept the resignation, which effective time may be deferred until a replacement director is identified and appointed to the Board.

Board Leadership Structure

Mr. Foran serves as Chairman of the Board and Chief Executive Officer of the Company. As stated in the Corporate Governance Guidelines, the Board does not believe that the offices of Chairman of the Board and Chief Executive Officer must be separate. The members of the Board possess experience and unique knowledge of the challenges and opportunities the Company faces. They are, therefore, in the best position to evaluate the current and future needs of the Company and to judge how the capabilities of the directors and senior managers can be most effectively organized to meet those needs. Given his deep knowledge of the Company and experience in leading it, the Board currently believes that the most effective leadership structure for the Company is to have Mr. Foran serve as Chairman of the Board and Chief Executive Officer.

While Mr. Foran serves as Chairman and Chief Executive Officer, nine of 10 of our non-employee directors are independent under the rules of the SEC and the NYSE. After considering the recommendations of our Strategic Planning and Compensation Committee, the independent directors determine Mr. Foran’s compensation. Further, the Company has five standing committees and a lead independent director, who is currently Mr. Baribault. The Board believes that each of these measures counterbalances any risk that may exist in having Mr. Foran serve as Chairman and Chief Executive Officer. For these reasons, the Board believes that this leadership structure is effective for the Company.

As lead independent director, Mr. Baribault has the following roles and responsibilities:

•	he chairs the executive sessions of the non-management and independent directors;

•	he leads the independent directors in the evaluation of the Chief Executive Officer;

•	he facilitates communication among the non-management and independent directors; and

•	he acts as a liaison between the non-management and independent directors and the Chief Executive Officer.

Mr. Baribault, as lead independent director, may also perform such other duties as the Board or the Corporate Governance Committee from time to time may assign, which may include, but are not limited to, the following:

•	help develop Board agendas and ensure critical issues are included;

•	determine quality, quantity and timeliness of information from management;

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CORPORATE GOVERNANCE

•	make recommendations about retaining consultants or advisors for the Board;

•	interview Board candidates;

•	oversee Board and director evaluations; and

•	help improve communications and processes by and between management and the Board and the Chief Executive Officer.

Board Committees

The standing committees of the Board are the Audit Committee, Corporate Governance Committee, Executive Committee, Nominating Committee and Strategic Planning and Compensation Committee. The Board has also established the following advisory committees: Capital Markets and Finance Committee, Operations and Engineering Committee and Prospect Committee. Each of the standing committees is governed by a charter, and a copy of the charters of each of these committees is available on the Company’s website at www.matadorresources.com under the heading “Investors—Corporate Governance.” Director membership of all of our standing and advisory committees is identified below, as of April 13, 2018. Mr. Yates’ term as a director, and as a member of the committees noted below, will expire at the Annual Meeting.

Director	Audit Committee	Corporate Governance Committee	Executive Committee	Nominating Committee	Strategic Planning and Compensation Committee	Capital Markets and Finance Committee	Operations and Engineering Committee	Prospect Committee

Joseph Wm. Foran			**			*	*	*

Reynald A. Baribault	*	*	*		*		*	**

R. Gaines Baty		*		*	**

Craig T. Burkert	*	*		**	*

William M. Byerley	**	*

Julia P. Forrester	*	**

Steven W. Ohnimus	*	*		*	*		**	*

Timothy E. Parker	*				*	**		*

David M. Posner	*	*					*

Kenneth L. Stewart		*			*	*		*

George M. Yates			*			*	*	*

*	Member
**	Chair

Audit Committee

The Audit Committee assists the Board in monitoring:

•	the integrity of our financial statements and disclosures;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent auditor;

•	the performance of our internal audit function and our independent auditor; and

•	our internal control systems.

In addition, the Audit Committee is charged with review of compliance with our Code of Ethics.

During 2017, the Audit Committee met five times and as of April 13, 2018 consisted of Ms. Forrester, Messrs. Baribault, Burkert, Byerley, Parker and Posner and Dr. Ohnimus, each of whom is independent under the rules of

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the SEC and the NYSE. Mr. Byerley is the chair of the Audit Committee. SEC rules require a public company to disclose whether or not its audit committee has an “audit committee financial expert” as defined by applicable SEC rules and regulations. Our Board has determined that each of Messrs. Byerley and Burkert is an “audit committee financial expert.”

Strategic Planning and Compensation Committee

In February 2018, the Board renamed the Compensation Committee as the Strategic Planning and Compensation Committee. The Strategic Planning and Compensation Committee has the following responsibilities:

•	assists the Board and the independent members of the Board in the discharge of their fiduciary responsibilities relating to the fair and competitive compensation of our executive officers;

•	provides overall guidance with respect to the establishment, maintenance and administration of our compensation programs, including stock and benefit plans;

•	oversees and advises the Board and the independent members of the Board on the adoption of policies that govern our compensation programs; and

•	recommends to the Board the strategic, tactical and performance goals of the Company, including those performance and tactical goals that relate to performance-based compensation, including but not limited to goals for production, reserves, cash flows and shareholder value.

The Strategic Planning and Compensation Committee has the authority to delegate authority and responsibilities to subcommittees of its members, so long as the subcommittee consists of at least two members.

As of April 13, 2018, the Strategic Planning and Compensation Committee consisted of Messrs. Baribault, Baty, Burkert, Parker and Stewart and Dr. Ohnimus, each of whom is independent under the rules of the SEC and the NYSE, a “non-employee director” pursuant to Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and an “outside director” pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Mr. Baty is the chair of the Strategic Planning and Compensation Committee. During 2017, the Strategic Planning and Compensation Committee met 16 times.

Nominating Committee

The Nominating Committee has the following responsibilities:

•	identifies and recommends to the Board individuals qualified to be nominated for election to the Board; and

•	recommends to the Board the members and chair of each committee of the Board.

The Nominating Committee has the authority to delegate authority and responsibilities to subcommittees of its members, so long as the subcommittee consists of at least two members. Pursuant to the Nominating Committee Charter, no director may serve on the Nominating Committee if such director is subject to re-election to the Board at the next annual meeting of shareholders.

As of April 13, 2018, the Nominating Committee consisted of Messrs. Baty and Burkert and Dr. Ohnimus, each of whom is independent under the rules of the SEC and the NYSE. Mr. Burkert is the chair of the Nominating Committee. During 2017, the Nominating Committee met six times.

The Board has also established a Shareholder Advisory Committee for Board Nominations (the “Advisory Committee”) that is charged with receiving and considering possible nominees for election to the Board by shareholders. Pursuant to the Advisory Committee charter, this committee is comprised of eight to 12 persons selected by the Nominating Committee and consists of at least:

•	two members of the Nominating Committee;

•	two former members of or special advisors to the Board;

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•	two shareholders who beneficially own Common Stock having a market value of at least $1.0 million (such value to be based on the market value of the Common Stock immediately prior to designation of such shareholders to the Advisory Committee); and

•	two shareholders who have beneficially owned Common Stock continuously for at least the five years prior to such shareholder’s designation to the Advisory Committee.

The current members of the Advisory Committee are Messrs. Burkert, McMichael, Ryan and King and Dr. Ohnimus and J. Barry Banker, Joe E. Coleman, Kevin M. Grevey and Bobby K. Pickard.

The Advisory Committee makes recommendations based on its conclusions to the Nominating Committee for its consideration and review.

The Nominating Committee and the Advisory Committee consider individuals recommended by the Company’s shareholders to serve on the Board. In considering candidates submitted by shareholders, the Advisory Committee and the Nominating Committee take into consideration the needs of the Board and the qualifications of the candidate. To have a candidate considered by the Advisory Committee and the Nominating Committee, a shareholder must submit the recommendation in writing and must include the following information:

•	The name and address of the shareholder, evidence of the person’s ownership of Common Stock or derivatives, including the number of shares owned, a description of all arrangements or understandings regarding the right to vote shares of the Company, any short interest in any security of the Company, any rights to dividends that are separated or separable from the underlying shares, any proportionate interest in shares or derivatives held by a general or limited partnership whereby the shareholder is a general partner or beneficially owns an interest in the general partner, any performance-related fees (other than an asset-based fee) that the shareholder is entitled to based on any change in the value of the shares or derivatives, any other information relating to the shareholder that would be required to be disclosed in connection with solicitations of proxies for the election of directors in a contested election and a statement whether or not the shareholder will deliver a proxy to shareholders; and

•	The name, age, business and residence addresses of the candidate, the candidate’s résumé or a listing of his or her qualifications to be a director of the Company, the person’s consent to be a director if selected by the Nominating Committee, nominated by the Board and elected by the shareholders and any other information that would be required to be disclosed in solicitations of proxies for the election of directors.

The shareholder recommendation and information described above, and in more detail in our Bylaws, must be sent to the Corporate Secretary at One Lincoln Centre, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240 and must be received by the Corporate Secretary not fewer than 45 nor more than 75 days prior to the one year anniversary date of the date the Company’s proxy statement was mailed in connection with the previous year’s annual meeting of shareholders.

The Nominating Committee believes that a potential director of the Company must demonstrate that such candidate has:

•	a depth of experience at the policy-making level in business, government or education;

•	a balance with the business knowledge and experience of the incumbent or nominated directors;

•	availability and willingness to devote adequate time to Board duties;

•	any unfilled expertise needed on the Board or one of its committees;

•	character, judgment and ability to make independent analytical, probing and other inquiries;

•	willingness to exercise independent judgment yet willingness to listen and learn from the other directors and the Company’s staff; and

•	financial independence to ensure such candidate will not be financially dependent on director compensation.

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In the case of an incumbent director, the Nominating Committee will also consider such director’s past performance on the Board.

The Nominating Committee or the Advisory Committee may identify potential nominees by asking, from time to time, current directors and executive officers for their recommendation of persons meeting the criteria described above who might be available to serve on the Board. The Nominating Committee or the Advisory Committee may also engage firms that specialize in identifying director candidates. As described above, the Nominating Committee and Advisory Committee will also consider candidates recommended by shareholders.

Once a person has been identified by the Nominating Committee or the Advisory Committee as a potential candidate, the Nominating Committee or the Advisory Committee will make an initial determination regarding the need for additional Board members to fill vacancies or expand the size of the Board. If the Nominating Committee or the Advisory Committee determines that additional consideration is warranted, the Nominating Committee or the Advisory Committee will review such information and conduct interviews as it deems necessary to fully evaluate each director candidate. In addition to the qualifications of a candidate, the Nominating Committee or the Advisory Committee will consider such relevant factors as it deems appropriate, including the current composition of the Board, the evaluations of other prospective nominees and the need for any required expertise on the Board or one of its committees. The Nominating Committee or the Advisory Committee also contemplates multiple dynamics that promote and advance diversity among the members of the Board. Although the Nominating Committee does not have a formal diversity policy, the Nominating Committee considers a number of factors regarding diversity of personal and professional backgrounds, specialized skills and acumen and breadth of experience in energy exploration and production, midstream and marketing, executive leadership, accounting, finance or law. The Nominating Committee’s evaluation process will not vary based on whether or not a candidate is recommended by a shareholder.

Corporate Governance Committee

The Corporate Governance Committee is responsible for periodically reviewing and assessing our Corporate Governance Guidelines and Code of Ethics and making recommendations for changes thereto to the Board, reviewing any other matters related to our corporate governance, unless the authority to conduct such review has been retained by the Board or delegated to another committee, and overseeing the process for evaluation of the Board and management.

As of April 13, 2018, the Corporate Governance Committee consisted of Ms. Forrester, Messrs. Baribault, Baty, Burkert, Byerley, Posner and Stewart and Dr. Ohnimus, each of whom is independent under the rules of the SEC and the NYSE. Ms. Forrester is the chair of the Corporate Governance Committee. During 2017, the Corporate Governance Committee met three times.

Executive Committee

The Executive Committee has authority to discharge all the responsibilities of the Board in the management of the business and affairs of the Company, except where action of the full Board is required by statute or by our Amended and Restated Certificate of Formation or Bylaws, each as amended to date. The Executive Committee met once during 2017.

As of April 13, 2018, the Executive Committee consisted of Messrs. Foran, Baribault and Yates. Mr. Foran is the chair of the Executive Committee.

Capital Markets and Finance Committee

The Board formed the Capital Markets and Finance Committee in February 2018. The Capital Markets and Finance Committee provides oversight of the Company’s financial objectives, financial policies, capital structure and financing requirements. As of April 13, 2018, the members of the Capital Markets and Finance Committee were Messrs. Foran, Parker, Stewart and Yates. Mr. Parker is the chair of the Capital Markets and Finance Committee.

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Operations and Engineering Committee

The Operations and Engineering Committee provides oversight of the development of our prospects, our drilling and completion operations and our production operations and associated costs. In addition, the Operations and Engineering Committee provides oversight of the amount and classifications of our reserves and the design of our completion techniques and hydraulic fracturing operations and various other reservoir engineering matters. As of April 13, 2018, the members of the Operations and Engineering Committee were Messrs. Baribault, Foran, Posner and Yates and Dr. Ohnimus. Dr. Ohnimus is the chair of the Operations and Engineering Committee.

Prospect Committee

The Prospect Committee provides oversight of the technical analysis, evaluation and selection of our oil and natural gas prospects. As of April 13, 2018, the members of the Prospect Committee were Messrs. Baribault, Foran, Parker, Stewart and Yates and Dr. Ohnimus. Mr. Baribault is the chair of the Prospect Committee.

Board’s Role in Risk Oversight

The Audit Committee has the responsibility to oversee the Company’s guidelines and policies to govern the process by which risk assessment and risk management are undertaken by management. The Strategic Planning and Compensation Committee has the responsibility to oversee that our incentive pay does not encourage unnecessary risk taking and to review and discuss the relationship between risk management policies and practices, corporate strategy and senior executive compensation.

Strategic Planning and Compensation Committee Interlocks and Insider Participation

Mr. Joe A. Davis (whose term as a director expired at the 2017 Annual Meeting), Mr. Gregory E. Mitchell (who resigned from the Board in July 2017) and Messrs. Baribault, Baty, Burkert and Stewart and Dr. Ohnimus served on the Strategic Planning and Compensation Committee during the last completed fiscal year. None of these individuals is or was previously one of our officers or employees. None of our executive officers serve on the board of directors or compensation committee of a company that has an executive officer that serves on our Board or Strategic Planning and Compensation Committee. No member of our Board serves as an executive officer of a company in which one of our executive officers serves as a member of the board of directors or compensation committee of that company. There were no compensation committee interlocks during 2017. Mr. Baribault’s sister-in-law is an employee of the Company. For more information on this related party transaction, see “Transactions with Related Persons.”

Communications with Directors

The Board has established a process to receive communications from shareholders and other interested parties by mail. Shareholders and other interested parties may contact any member of the Board, any Board committee or the entire Board. To communicate with the Board, any individual director or any committee of directors, correspondence should be addressed to the Board. All such correspondence should be sent “c/o Corporate Secretary” at One Lincoln Centre, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240. The Corporate Secretary will review and forward correspondence to the appropriate person or persons.

Any communications to the Company from one of the Company’s officers or directors will not be considered “shareholder communications.” Communications to the Company from one of the Company’s employees or agents will only be considered “shareholder communications” if they are made solely in such employee’s or agent’s capacity as a shareholder. Any shareholder proposal submitted pursuant to Rule 14a-8 promulgated under the Exchange Act will not be viewed as “shareholder communications.”

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Executive Officers and Other Senior Officers of the Company

The following table sets forth the names, ages and positions of our executive officers and certain of our other senior officers at April 13, 2018:

Name	Age	Positions Held With Us

Executive Officers

Joseph Wm. Foran	65	Chairman of the Board and Chief Executive Officer

Matthew V. Hairford	57	President

David E. Lancaster	61	Executive Vice President and Chief Financial Officer

Craig N. Adams	51	Executive Vice President—Land, Legal & Administration

Van H. Singleton, II	40	Executive Vice President of Land

Billy E. Goodwin	60	Executive Vice President and Head of Operations

Bradley M. Robinson	63	Senior Vice President of Reservoir Engineering and Chief Technology Officer

G. Gregg Krug	57	Senior Vice President—Marketing and Midstream

Other Senior Officers

Robert T. Macalik	39	Senior Vice President and Chief Accounting Officer

Matthew D. Spicer	50	Vice President and General Manager of Midstream

Kathryn L. Wayne	57	Vice President, Controller and Treasurer

Bryan A. Erman	40	Vice President and Co-General Counsel

Brian J. Willey	41	Vice President and Co-General Counsel

Edmund L. Frost III	43	Vice President of Geoscience

W. Thomas Elsener	33	Vice President—Engineering and Asset Manager

James R. Basich	52	Vice President and Managing Director—Information Technology

The following biographies describe the business experience of our executive officers and certain of our other senior officers. Each officer serves at the discretion of our Board. There are no family relationships among any of our officers.

Executive Officers

Mr. Joseph Wm. Foran

Chairman of the Board and Chief Executive Officer	Please see the biography of Mr. Foran on page 13 of this Proxy Statement.

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Mr. Matthew V. Hairford

President	Mr. Hairford joined Matador Resources Company in July 2004 as its Drilling Manager. He was named Vice President of Drilling in May 2005; Vice President of Operations in May 2006; Executive Vice President of Operations in May 2009; and in November 2013 assumed the title of President. He was previously with Samson Resources, an exploration and production company, as Senior Drilling Engineer, having joined Samson in 1999. His responsibilities there included difficult Texas and Louisiana Gulf Coast projects, horizontal drilling projects and a start-up drilling program in Wyoming. The scope of this work ranged from multi-lateral James Lime wells in East Texas to deep wells in South Texas and South Louisiana. Mr. Hairford has drilled many geo-pressured wells in Texas and Louisiana, along with normally pressured wells in Southwest Wyoming and East Texas. Additional responsibilities included a horizontal well program in Roger Mills County, Oklahoma at 15,000 feet vertical depth. Mr. Hairford has experience in air drilling, underbalanced drilling, drilling under mud caps and high temperature and pressure environments. From 1998 to 1999, Mr. Hairford served as Senior Drilling Engineer with Sonat, Inc., a global company involved with natural gas transmission and marketing, oil and natural gas exploration and production and oil services. His responsibilities included drilling Pinnacle Reef wells in East Texas and deep horizontal wells in the Austin Chalk field in Central Louisiana. From 1984 to 1998, Mr. Hairford served in various drilling engineering capacities with Conoco, Inc. His operational areas included the Appalachian Basin, Illinois Basin, Permian Basin, Texas Panhandle and Val Verde Basin. Mr. Hairford was selected as a member of a three-person team to explore the use of unconventional technologies to identify a potential step change in the drilling sector. Multiple techniques were evaluated and tested, including declassified defense department technologies. Additional Conoco assignments included both field and office drilling positions in Midland, Texas and Oklahoma City, Oklahoma. Earlier in his career with Conoco, Mr. Hairford was selected to participate in the Conoco Drilling Rig Supervisor Training Program in Houston, Texas. This program consisted of two years working a regular rotation as a drilling representative on rigs and as a drilling engineer in various domestic offices. Mr. Hairford began his career in 1984 with Conoco in a field production assignment in Hobbs, New Mexico. Mr. Hairford received his Bachelor of Science degree in Petroleum Engineering Technology from Oklahoma State University in 1984. He is an active member of the American Association of Drilling Engineers, the American Petroleum Institute and the Society of Petroleum Engineers. Mr. Hairford has also undertaken additional training through Stanford University’s Executive Education programs, including, most recently, the Stanford Graduate School of Business flagship six week Stanford Executive Program.

Mr. David E. Lancaster

Executive Vice President and Chief Financial Officer	Mr. Lancaster joined Matador Resources Company in December 2003 and serves as Executive Vice President and Chief Financial Officer. Mr. Lancaster has served in several capacities since joining Matador, including Vice President of Business Development, Acquisitions and Finance from December 2003 to May 2005; Vice President and Chief Financial Officer from May 2005 to May 2007; and Executive Vice President and Chief Financial Officer since May 2007. He also served as Chief Operating Officer from May 2009 to May 2015. From August 2000 to December 2003, he was Marketing Manager for Schlumberger Limited’s Data & Consulting Services, which provided full-field reservoir characterization, production enhancement, multidisciplinary reservoir and production solutions and field development planning. In this position, he was responsible for global marketing strategies, business models, input to research and development, commercialization of new products and services and marketing communications. From 1999 to 2000, Mr. Lancaster was Business Manager, North and South America, for Schlumberger Holditch-Reservoir Technologies, the petroleum engineering consulting organization formed following Schlumberger’s acquisitions of S.A. Holditch & Associates, Inc. and Intera Petroleum Services. In this role, he was responsible for the business operations of 12 consulting offices throughout North and South America. Mr. Lancaster worked with Schlumberger for six years following its acquisition of S.A. Holditch &

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Associates, Inc. in 1997. He joined S.A. Holditch & Associates in 1980, and was one of the principals in the petroleum engineering consulting firm. Between 1980 and 1997, Mr. Lancaster held positions ranging from Senior Petroleum Engineer to Senior Vice President—Business Development. In this latter role, he was responsible for marketing and sales, as well as the company’s commercial training business. During most of his tenure at S.A. Holditch & Associates, Inc., Mr. Lancaster was a consulting reservoir engineer with particular emphasis on characterizing and improving production from unconventional natural gas reservoirs. For more than seven years during this time, he was the Project Manager for the Gas Research Institute’s Devonian Shales applied research projects investigating ways to improve reservoir characterization, completion practices and natural gas recovery in low permeability, natural gas shale reservoirs. He was also the lead reservoir engineer for the Secondary Gas Recovery project sponsored by the Gas Research Institute and the U.S. Department of Energy, looking at ways to improve recovery from compartmentalized natural gas reservoirs in North and South Texas. Mr. Lancaster began his career as a reservoir engineer for Diamond Shamrock Corporation in 1979. Mr. Lancaster received Bachelor and Master of Science degrees in Petroleum Engineering from Texas A&M University in 1979 and 1988, respectively, graduating summa cum laude. He has authored or co-authored more than 50 technical papers and articles, as well as numerous other published reports and industry presentations. He is a member of the Society of Petroleum Engineers, and he served as a charter member and former Vice Chairman of the Texas A&M University Petroleum Engineering Advisory Board. In 2014, Mr. Lancaster was inducted into the Texas A&M University Petroleum Engineering Academy of Distinguished Graduates. Mr. Lancaster is a Licensed Professional Engineer in the State of Texas.

Mr. Craig N. Adams

Executive Vice President—Land, Legal & Administration	Mr. Adams joined Matador Resources Company in September 2012 as its Vice President and General Counsel. In July 2013, Mr. Adams was promoted to Executive Vice President—Land and Legal and became Executive Vice President—Land, Legal & Administration in June 2015. Before joining Matador Resources Company, Mr. Adams was a partner with Baker Botts L.L.P. from March 2001 to September 2012 where he focused his practice on securities, mergers and acquisitions and corporate governance matters. He was a partner with Thompson & Knight L.L.P. from January 1999 to February 2001 and an associate from September 1992 to December 1998. Mr. Adams received a Bachelor of Business Administration degree in Finance from Southern Methodist University in 1988 and his law degree in 1992 from Texas Tech University School of Law, where he graduated magna cum laude and was a member of the Order of the Coif and a Comment Editor of the Texas Tech Law Review.

Mr. Van H. Singleton, II

Executive Vice President of Land	Mr. Singleton joined Matador Resources Company in August 2007 as a Landman and was promoted to Senior Staff Landman in 2009 and then to General Land Manager in 2011. In September 2013, Mr. Singleton became Vice President of Land for the Company, and he was promoted to Executive Vice President of Land in February 2015. Prior to joining Matador, Mr. Singleton founded and was President of VanBrannon and Associates, LLC and Southern Escrow and Title of Mississippi, LLC from 1998 to 2003, which provided full-spectrum land title work and title insurance in Mississippi, Louisiana, Texas and Arkansas. From 2003 until joining Matador in 2007, he served as general manager of his family’s real estate brokerage in Houston, Texas. Mr. Singleton received a Bachelor of Arts degree in Criminal Justice from the University of Mississippi in 2000. He is an active member of the American Association of Professional Landmen, the New Mexico Landman Association, the Permian Basin Landman Association and the Dallas Association of Petroleum Landmen.

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Mr. Billy E. Goodwin

Executive Vice President and Head of Operations	Mr. Goodwin joined Matador Resources Company in July 2010 as Drilling Manager. In September 2013 he was named Vice President of Drilling for the Company, and he was promoted to Senior Vice President—Operations in February 2016 and to Executive Vice President and Head of Operations in August 2017. He was previously with Samson Resources, a company he joined in 2001 to supervise the drilling of underbalanced multilateral horizontal wells. In his roles as Senior Drilling Engineer and Area Drilling Manager for Samson, Mr. Goodwin engineered and managed operations in the Permian Basin, South Texas, East Texas, Mid-Continent and Gulf Coast areas. Mr. Goodwin worked with Conoco, Inc. before joining Samson. He began his career in 1985 in Conoco’s production department before joining the drilling department in 1989. Mr. Goodwin has diverse horizontal operational experience both onshore and offshore, and both domestically and internationally, including in the Middle East, Southeast Asia and South America. Throughout his career, Mr. Goodwin has developed underbalanced drilling, managed pressure drilling and drill-in casing techniques for normal and geo-pressured environments. Mr. Goodwin received a Bachelor of Science degree in Petroleum Engineering Technology from Oklahoma State University in 1984. He is a member of the Society of Petroleum Engineers and the American Association of Drilling Engineers. Mr. Goodwin served in the United States Marine Corps.

Mr. Bradley M. Robinson

Senior Vice President of Reservoir Engineering and Chief Technology Officer	Mr. Robinson joined Matador Resources Company in August 2003 as our Vice President of Reservoir Engineering until his promotion to Senior Vice President of Reservoir Engineering in February 2016. He assumed the additional role of Chief Technology Officer in May 2013. Prior to joining Matador, from 1997 to August 2003, Mr. Robinson held the position of Advisor with Schlumberger Limited’s Data & Consulting Services, where he was responsible for the development and application of new well completion and fracture stimulation technologies, managed field development projects, taught industry courses and provided internal training. Mr. Robinson worked with Schlumberger for six years following its acquisition of S.A. Holditch & Associates, Inc. in 1997. Mr. Robinson joined S.A. Holditch & Associates in 1979, and was one of the principals in the petroleum engineering consulting firm. From 1979 to 1982, Mr. Robinson served as Senior Petroleum Engineer and was involved in all aspects of reservoir and production engineering for both conventional and low permeability oil and natural gas fields. From 1982 to 1997, he was Vice President—Production Engineering of S.A. Holditch & Associates, where he was responsible for coordination and management of production and completion engineering projects, including hydraulic fracture stimulation design and supervision. His duties also included reserves and economic analysis of new and existing wells. For approximately 10 years during this time, Mr. Robinson served as assistant project manager for the Gas Research Institute’s Tight Gas Sands and Horizontal Gas Wells applied research projects investigating ways to improve reservoir characterization, completion practices and natural gas recovery in low permeability natural gas reservoirs and horizontal natural gas wells. During his career, he has worked all over the world, including the United States, Canada, Venezuela, Colombia, Mexico, Egypt, the North Sea, Russia and Indonesia, among other locations. Mr. Robinson began his career in 1977 with Marathon Oil Company, serving as an Associate Production Engineer and later as a Reservoir Engineer in Midland. Mr. Robinson received Bachelor and Master of Science degrees in Petroleum Engineering from Texas A&M University in 1977 and 1986, respectively. He has authored or co-authored more than 30 technical papers and articles appearing in industry publications. Mr. Robinson is a member of the Society of Petroleum Engineers and is a Licensed Professional Engineer in the State of Texas. He served as Chairman of the Dallas Section of the Society of Petroleum Engineers in 2011 and 2012. He also received the 2013 Engineer of the Year Award presented by the Dallas Section of the Society of Petroleum Engineers and the 2013 Completions Optimization and Technology award presented by the Mid-Continent region of the Society of Petroleum Engineers.

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Mr. G. Gregg Krug

Senior Vice President—Marketing and Midstream	Mr. Krug joined Matador Resources Company in April 2012 as its Marketing Manager. In September 2013 he was named Vice President of Marketing for the Company and Vice President of Longwood Gathering & Disposal Systems, LP, and he was promoted to Senior Vice President—Marketing and Midstream in February 2016. He has overall responsibility for Matador’s marketing activities of its oil and natural gas, as well as responsibility for all business aspects for Longwood Gathering & Disposal Systems, LP. Previously, Mr. Krug was with Unit Petroleum Company, an exploration and production company based in Tulsa, Oklahoma, as Marketing Manager, having joined in 2006. He and his staff were responsible for marketing, gas measurement, contract administration and production reporting in their core areas of Oklahoma, the Texas Panhandle, East Texas and Northwestern Louisiana. From 2005 to 2006, Mr. Krug served as Marketing Manager with Matador Resources Company. From 2000 to 2005, Mr. Krug served as Gas Scheduling Supervisor with Samson Resources in Tulsa, Oklahoma where he and his staff were responsible for scheduling natural gas sales as well as procurement of natural gas supply on Samson-owned gathering systems. From 1983 to 2000, Mr. Krug served with The Williams Companies in various capacities including in the Kansas Hugoton Field in Ulysses, Kansas and Tulsa, Oklahoma for Williams Natural Gas Pipeline and on the trading floor in Tulsa, Oklahoma for Williams Energy Services Company. Mr. Krug received a Bachelor of Business Administration degree from Oklahoma City University in 1996.

Other Senior Officers

Mr. Robert T. Macalik. Mr. Macalik joined Matador Resources Company in July 2015 as Vice President and Chief Accounting Officer. He was promoted to Senior Vice President and Chief Accounting Officer in November 2017. He has more than 10 years of experience in public accounting with significant experience in the upstream oil and natural gas industry. From 2012 to 2015, Mr. Macalik worked at Pioneer Natural Resources Company as Corporate Controller and, previously, as Director of Technical Accounting and Financial Reporting. At Pioneer, Mr. Macalik supervised corporate accounting and financial reporting functions. Prior to joining Pioneer, he was a Senior Manager with PricewaterhouseCoopers (PwC), joining the public accounting firm in 2002. During his tenure with PwC, Mr. Macalik conducted and managed audits for various companies, primarily public companies in the oil and natural gas industry, and managed numerous client relationships. Mr. Macalik received a Bachelor of Arts degree in History, a Bachelor of Business Administration degree and a Master of Professional Accounting degree all from The University of Texas at Austin in 2002. He is a licensed Certified Public Accountant in the State of Texas.

Mr. Matthew D. Spicer. Mr. Spicer joined Matador Resources Company in March 2014 as Senior Representative of Business Development and was promoted to Manager of Business Development and then General Manager of Midstream later in 2014. In October 2015, Mr. Spicer was promoted to Vice President and General Manager of Midstream. Prior to joining the Company, Mr. Spicer served as the Director of Flight Operations for L-3 Unmanned Systems, also serving in various roles including as Program Manager and in Business Development during his tenure with L-3, which began in 2011. Mr. Spicer served in the United States Marine Corps from 1991 to 2014, both in active duty and as a reservist, before his retirement as a Lieutenant Colonel in 2014. Mr. Spicer also served as a first officer with American Airlines from 2000 to 2003 following his active duty in the United States Marine Corps. Mr. Spicer received a Bachelor of Science degree in Manufacturing Engineering Technology from Central Michigan University in 1991.

Ms. Kathryn L. Wayne. Ms. Wayne was one of the original employees of Matador Resources Company and has served as the Company’s Controller and Treasurer since 2003. She was promoted to Vice President, Controller and Treasurer in February 2017. She was previously with Matador Petroleum Corporation, joining the company in 1991. Immediately prior to its sale, Ms. Wayne was Senior Revenue Accountant, and her duties included supervision of the revenue accounting staff, management of the revenue distribution process and preparation of monthly accruals and various required regulatory reports. Ms. Wayne began her career with Mobil Oil Corporation, where she held various positions in the gas accounting department. Ms. Wayne received a Bachelor of Arts degree in Accounting from Texas A&M University in 1983. She is recognized by the Council of Petroleum

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Accountants Societies (COPAS) as an Accredited Petroleum Accountant (APA). She is an active member of COPAS and served a three-year term on the COPAS APA Board of Examiners.

Mr. Bryan A. Erman. Mr. Erman joined Matador Resources Company in January 2016 as its Co-General Counsel. In August 2016, Mr. Erman was promoted to Vice President and Co-General Counsel. Prior to joining Matador, Mr. Erman was a Partner at Carrington, Coleman, Sloman & Blumenthal, L.L.P. in Dallas, having joined the firm in 2010. From 2003 to 2010, he was an associate in the Dallas and Washington, D.C. offices of Baker Botts L.L.P. Mr. Erman’s practice focused on litigation matters, including oil and natural gas, securities and other commercial litigation, as well as corporate governance matters. Before attending law school, Mr. Erman worked for Oklahoma Governor Frank Keating. Mr. Erman received a Bachelor of Arts degree in Political Science in 1999 from the University of Oklahoma. He received his law degree in 2003 from Southern Methodist University School of Law, where he graduated cum laude and was a Hatton W. Sumners Scholar, a member of the Order of the Coif and an Articles Editor on the SMU Law Review.

Mr. Brian J. Willey. Mr. Willey joined Matador Resources Company in February 2014 as its Deputy General Counsel. In January 2016, Mr. Willey was appointed as Co-General Counsel, and he was promoted to Vice President and Co-General Counsel in August 2016. Prior to joining Matador, Mr. Willey was an attorney with Dean Foods Company where he most recently served as Vice President, Chief Counsel—Corporate. Before Dean Foods, Mr. Willey served as a senior associate in the Dallas office of Baker Botts L.L.P. Mr. Willey’s practice focused on corporate matters, including mergers and acquisitions, public and private securities offerings, venture capital transactions and SEC compliance matters as well as board of director and corporate governance matters. Mr. Willey received a Bachelor of Science degree in Accounting in 2002 from Brigham Young University. He received his law degree in 2005 from The University of Texas School of Law, where he graduated with High Honors and was a member of the Order of the Coif in addition to being named a Chancellor and an Associate Editor on the University of Texas Law Review. Mr. Willey also served a church mission in the Philippines from 1995 to 1997.

Dr. Edmund L. Frost III. Dr. Frost Joined Matador Resources Company in August 2014 as a Senior Geologist. In July 2015, he was promoted to Chief Geologist, and in June 2017, he was promoted to Vice President of Geoscience. In 2011, Dr. Frost joined the Bureau of Economic Geology at the University of Texas at Austin as a Research Associate. While at the University of Texas, his research focused on unconventional resource development in the Delaware Basin and in the Austin Chalk-Eagle Ford system. Dr. Frost began his career in the Subsurface Technology Group at ConocoPhillips in 2007, where he worked a variety of international and domestic basins. Dr. Frost received a Bachelor of Science degree in Geology from the University of Colorado at Boulder in 1998 and a PhD degree in Geology in 2007 from the University of Texas at Austin. Dr. Frost has authored several peer-reviewed papers, conducted multiple industry presentations and led a number of industry field trips in the Delaware Basin.

Mr. W. Thomas Elsener. Mr. Elsener joined Matador Resources Company in April 2013 as Senior Staff Engineer. He served as Team Leader of various of the Company’s asset areas beginning in April 2014, including Rustler Breaks and Antelope Ridge, South Texas and East Texas/North Louisiana before being promoted to Senior Area Asset Manager in September 2016. Mr. Elsener was promoted to Vice President—Engineering and Asset Manager in June 2017. Prior to joining Matador, Mr. Elsener served in various engineering roles at Encana Oil & Gas (USA) from 2007 to 2013, including reservoir, completions, drilling, business development and new ventures. Mr. Elsener received a Bachelor of Science degree in Petroleum Engineering in 2007 from Texas A&M University. He is a member of the Society of Petroleum Engineers.

Mr. James R. Basich. Mr. Basich joined Matador Resources Company in March 2016 as Director, IT Corporate Applications. In November 2017, he was promoted to Vice President and Managing Director—IT. He has more than 25 years of experience in information technology with the majority of this experience in the upstream oil and natural gas industry. Prior to joining Matador, Mr. Basich was IT Director, Corporate Applications at Apache Corporation. In this role he was responsible for the application development and support for finance, human resources, land, legal, administrative and marketing functions. Mr. Basich joined Apache Corporation in 2003 as Senior Manager, Corporate Applications. From 1995 until 2003, Mr. Basich served as a Practice Manager for

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CORPORATE GOVERNANCE

Oracle Corporation. In this role he was responsible for several enterprise-wide software implementations for various clients in the upstream oil and natural gas and manufacturing industries. Before joining Oracle Corporation, Mr. Basich held positions with PricewaterhouseCoopers (PwC) in their Petroleum Special Practice Unit and with ORYX Corporation. Mr. Basich received a Bachelor of Business Administration degree in Information Systems and Quantitative Business Analysis from Baylor University in 1988.

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PROPOSAL 2

PROPOSAL 2 | ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act, the Company seeks a non-binding advisory vote from its shareholders to approve the compensation of its Named Executive Officers (as defined below) as described in this Proxy Statement.

As discussed under the “Executive Compensation—Compensation Discussion and Analysis” section of this Proxy Statement (“CD&A”), we believe the Company’s future success and the ability to create long-term value for our shareholders depends on our ability to attract, retain and motivate highly qualified individuals in the oil and natural gas industry. Additionally, we believe that our success also depends on the continued contributions of our Named Executive Officers. The Company’s compensation system plays a significant role in its ability to attract, motivate and retain a high quality workforce. As described in the CD&A, the Company’s compensation program for Named Executive Officers is designed to reward, in both the short term and the long term, performance that contributes to the implementation of our business strategies, maintenance of our culture and values and achievement of our objectives.

In addition, we reward qualities that we believe help achieve our business strategies such as:

•	teamwork;

•	mentoring future leaders within the Company to drive long-term shareholder value;

•	individual performance in light of general economic and industry-specific conditions;

•	relationships with shareholders and vendors;

•	the ability to manage and enhance production from our existing assets;

•	the ability to explore new opportunities to increase oil and natural gas production;

•	the ability to identify and acquire additional acreage;

•	the ability to improve total shareholder returns;

•	the ability to increase year-over-year proved reserves;

•	the ability to control unit production costs;

•	the ability to pursue midstream opportunities;

•	level of job responsibility;

•	industry experience; and

•	general professional growth.

This proposal provides shareholders the opportunity to endorse or not endorse the Company’s executive compensation program through approval of the following resolution:

“Resolved, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

The above-referenced CD&A and accompanying disclosures appear on pages 38 to 63 of this Proxy Statement.

Because this is an advisory vote, it will not be binding upon the Board. However, the Strategic Planning and Compensation Committee and the independent members of the Board (the “Independent Board”) will take into account the outcome of the vote when considering future executive compensation arrangements.

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PROPOSAL 2

Vote Required

The affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting is required to approve this resolution on a non-binding basis. If you hold your shares through a broker and you do not instruct the broker how to vote, your broker will not have the authority to vote your shares. Abstentions will have the effect as a vote cast against the proposal. Broker non-votes will be counted as present for purposes of determining the presence of a quorum but will have no effect upon the outcome of the vote.

During our 2012 Annual Meeting of Shareholders, our shareholders approved a non-binding, advisory proposal to hold advisory votes to approve our executive compensation every year. In consideration of the results of this advisory vote, the Board has adopted a policy providing for annual advisory votes to approve executive compensation. Pursuant to applicable rules, the Company is required to hold another advisory vote on the frequency of future advisory votes to approve executive compensation at the Annual Meeting. Accordingly, Proposal 3 of this Proxy Statement is a non-binding advisory vote on the frequency of such advisory votes to approve executive compensation. Unless the Board modifies its current policy after consideration of the results of the advisory vote under Proposal 3, the next advisory vote to approve executive compensation following this vote will be held at our 2019 Annual Meeting of Shareholders.

The Board of Directors recommends that you vote FOR approval of this resolution.

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PROPOSAL 3

PROPOSAL 3 | ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act, the Company seeks a non-binding advisory vote from its shareholders regarding the desired frequency for holding future advisory votes to approve the compensation of our Named Executive Officers as described in our annual proxy statements.

This proposal gives shareholders the opportunity to express their views as to whether the advisory vote on the Company’s Named Executive Officer compensation program should occur every year, every two years or every three years. Because this vote is advisory, it will not be binding upon the Board. However, the Board will take into account the outcome of the vote when deciding the frequency of future non-binding advisory votes on the Company’s executive compensation.

The Board recommends that a non-binding advisory vote to approve the compensation of our executive officers as disclosed in the Company’s proxy statements occur every year.

While the Board believes this recommendation is appropriate at this time, shareholders are not voting to approve or disapprove this recommendation, but are instead asked to provide an advisory vote on whether the non-binding advisory vote on the approval of the Company’s Named Executive Officer compensation should be held every year, every two years or every three years. The choice receiving the greatest number of votes will be considered the frequency recommended by the Company’s shareholders, even if that choice does not receive a majority of the votes.

The Board of Directors recommends that you vote for “1 YEAR” on this proposal.

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PROPOSAL 4

PROPOSAL 4 | RATIFICATION OF THE APPOINTMENT OF KPMG LLP

The Audit Committee has appointed KPMG LLP (“KPMG”) as the independent registered public accounting firm of the Company for the year ending December 31, 2018, and the Board has directed that such appointment be submitted to our shareholders for ratification at the Annual Meeting.

The Company has been advised by KPMG that the firm has no relationship with the Company or its subsidiaries other than that arising from the firm’s engagement as auditors.

If the shareholders do not ratify the appointment of KPMG, the Audit Committee will consider whether to engage a different independent registered public accounting firm but will not be obligated to do so.

The Company has been advised that representatives of KPMG will be present at the Annual Meeting and will be available to respond to appropriate questions and make a statement if they desire to do so.

Fees of Independent Registered Public Accounting Firm for Fiscal Years 2017 and 2016

The following table presents fees for professional audit services rendered by KPMG for the audit of the Company’s annual financial statements for the years ended December 31, 2017 and 2016, and fees for other services rendered by KPMG during that period:

	2017	2016
Audit fees	$1,584,000	$1,174,970
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—
Total	$1,584,000	$1,174,970

Services rendered by KPMG in connection with the fees presented above were as follows:

Audit Fees

For fiscal year 2017, audit fees consisted of fees associated with the audit of the Company’s consolidated financial statements, including the audit of the effectiveness of the Company’s internal control over financial reporting, required reviews of our quarterly condensed consolidated financial statements, including for inclusion in the prospectus related to our October 2017 equity offering, and providing the underwriters of such offering with comfort letters on certain information contained, or incorporated by reference, in the prospectus.

For fiscal year 2016, audit fees consisted of fees associated with the audit of the Company’s consolidated financial statements, including the audit of the effectiveness of the Company’s internal control over financial reporting, required reviews of our quarterly condensed consolidated financial statements, including for inclusion in each prospectus related to our 2016 equity offerings and our offering memorandum related to our 2016 senior notes offering, and providing the underwriters of such offerings with comfort letters on certain information contained, or incorporated by reference, in each prospectus or offering memorandum, as applicable.

Audit-Related Fees

We did not incur any audit-related fees in 2017 or 2016.

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PROPOSAL 4

Tax Fees

We did not incur any fees for tax advice, planning and other services in 2017 or 2016.

All Other Fees

We did not incur any other fees in 2017 or 2016.

The Audit Committee pre-approves all audit and permissible non-audit services provided by KPMG. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has authorized the chair of the Audit Committee to pre-approve audit and permissible non-audit services provided by KPMG up to $750,000. Pursuant to this delegation, the decisions of the chair must be presented to the Audit Committee at its next meeting.

Report of the Audit Committee

We are a standing committee comprised of independent directors as currently defined by SEC regulations and the applicable listing standards of the NYSE. The Board has determined that at least one of the members of the Audit Committee is an “audit committee financial expert” as defined by applicable SEC rules and regulations. We operate under a written charter adopted by the Board. A copy of the charter is available free of charge on the Company’s website at www.matadorresources.com under “Investors—Corporate Governance.”

We annually select the Company’s independent registered public accounting firm. If the shareholders do not ratify the appointment of KPMG LLP at the Annual Meeting, the Audit Committee will consider whether to engage a different independent registered public accounting firm but will not be obligated to do so.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the United States Public Company Accounting Oversight Board and issuing a report thereon. As provided in our charter, our responsibilities include the monitoring and oversight of these processes.

Consistent with our charter responsibilities, we have met and held discussions with management and the independent registered public accounting firm. In this context, management and the independent registered public accounting firm represented to us that the Company’s consolidated financial statements for the fiscal year ended December 31, 2017 were prepared in accordance with U.S. generally accepted accounting principles. We reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm and discussed with the independent registered public accounting firm matters required to be discussed by Auditing Standard No. 1301: Communications with Audit Committees.

The Company’s independent registered public accounting firm has also provided to us the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee, and we discussed with the independent registered public accounting firm that firm’s independence.

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PROPOSAL 4

Based upon our reviews and discussions with management and the independent registered public accounting firm and our review of the representation of management and the report of the independent registered public accounting firm to the Audit Committee, we recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC.

Audit Committee,

William M. Byerley, Chair

Reynald A. Baribault

Craig T. Burkert

Julia P. Forrester

Steven W. Ohnimus

Timothy E. Parker*

David M. Posner

*	Member of the Audit Committee as of February 16, 2018

Vote Required

The affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting is required for the ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for the year ending December 31, 2018. If the shareholders do not ratify the appointment of KPMG, the Audit Committee will consider whether to engage a different independent registered public accounting firm but will not be obligated to do so. Abstentions will have the effect as a vote cast against the proposal.

The Board of Directors recommends that you vote FOR the ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for the year ending December 31, 2018.

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EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this Compensation Discussion and Analysis, or CD&A, we discuss our compensation objectives, our decisions and the rationale behind those decisions relating to compensation for our principal executive officer, our principal financial officer and our other three most highly compensated executive officers for 2017. This CD&A provides a general description of our compensation program and specific information about its various components.

Named Executive Officers

Throughout this discussion, the following individuals are referred to as the “Named Executive Officers” and are included in the Summary Compensation Table and other compensation tables that follow:

•	Joseph Wm. Foran, Chairman of the Board and Chief Executive Officer;

•	Matthew V. Hairford, President;

•	David E. Lancaster, Executive Vice President and Chief Financial Officer;

•	Craig N. Adams, Executive Vice President—Land, Legal & Administration; and

•	Billy E. Goodwin, Executive Vice President and Head of Operations.

Executive Summary

We are an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. Our current operations are focused primarily on the oil and liquids-rich portion of the Wolfcamp and Bone Spring plays in the Delaware Basin in Southeast New Mexico and West Texas. We also operate in the Eagle Ford shale play in South Texas and the Haynesville shale and Cotton Valley plays in Northwest Louisiana and East Texas. Additionally, we conduct midstream operations, primarily through our midstream joint venture, San Mateo, in support of our exploration, development and production operations and provide natural gas processing, oil transportation services, natural gas, oil and salt water gathering services and salt water disposal services to third parties.

We are a growth oriented company with the objective of increasing assets and shareholder value over an extended period of time. We compete successfully with much larger companies in the Delaware Basin for assets, resources, services, personnel and expertise on a daily basis. In order to meet these competitive challenges, we have attempted to establish a strong culture of character, teamwork, continuous improvement, recruitment of top-tier talent, leadership and mentorship. The Strategic Planning and Compensation Committee (referred to within this Executive Compensation section as the “Compensation Committee”) and the Independent Board have sought to establish a compensation structure designed to preserve this culture and develop and retain our current and future leaders.

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EXECUTIVE COMPENSATION

2017 Business Highlights

Our Board has a “pay for performance” philosophy and recognizes the leadership of Mr. Foran and our executive officers in contributing to the Company’s achievements. The year ended December 31, 2017 was a year highlighted by many accomplishments and increasing value for our shareholders. As seen in the table on page 48, total shareholder return was one of the key metrics tied to our Named Executive Officers’ 2017 annual incentive compensation. The below chart shows the Company’s total shareholder return in 2017 as compared to its 2017 peer group (see “—Use of Peer Group Market Data in 2017” for a list of companies in our 2017 peer group).

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EXECUTIVE COMPENSATION

Increased Oil, Natural Gas and Oil Equivalent Production

Both total oil production and total oil equivalent production were identified by the Compensation Committee and the Independent Board as key metrics tied to our Named Executive Officers’ 2017 annual incentive compensation. In 2017, we produced 7.9 million Bbl of oil, a Company record and an increase of 54%, as compared to 5.1 million Bbl of oil produced in 2016. We also produced 38.2 Bcf of natural gas, an increase of 25% from 30.5 Bcf of natural gas produced in 2016. Our total oil equivalent production for 2017 was 14.2 million BOE, another Company record and an increase of 40%, as compared to 10.2 million BOE for 2016. The increase in oil and natural gas production was primarily attributable to our ongoing delineation and development drilling activities in the Delaware Basin throughout 2017, but also to production from five operated wells we completed and turned to sales in the Eagle Ford shale late in the second quarter and early in the third quarter of 2017. Oil production comprised 55% of our total production (using a conversion ratio of one Bbl of oil per six Mcf of natural gas) for 2017, as compared to 50% for 2016. The charts below show our production growth over the past five years.

Increased Oil and Oil Equivalent Reserves

At December 31, 2017, our estimated total proved oil and natural gas reserves were 152.8 million BOE, including 86.7 million Bbl of oil and 396.2 Bcf of natural gas, which was a Company record and an increase of 44% from 105.8 million BOE, including 57.0 million Bbl of oil and 292.6 Bcf of natural gas, at December 31, 2016.

Our proved oil reserves grew 52% to 86.7 million Bbl at December 31, 2017 from 57.0 million Bbl at December 31, 2016. Our proved natural gas reserves increased 35% to 396.2 Bcf at December 31, 2017 from 292.6 Bcf at December 31, 2016. This growth in oil and natural gas reserves was primarily attributable to our ongoing delineation and development drilling activities in the Delaware Basin during 2017.

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EXECUTIVE COMPENSATION

At December 31, 2017, proved developed reserves included 37.0 million Bbl of oil and 190.1 Bcf of natural gas, and proved undeveloped reserves included 49.8 million Bbl of oil and 206.1 Bcf of natural gas. Proved developed reserves and proved oil reserves comprised 45% and 57%, respectively, of our total proved oil and natural gas reserves at December 31, 2017. Proved developed reserves and proved oil reserves comprised 41% and 54%, respectively, of our total proved oil and natural gas reserves at December 31, 2016. The charts below show our total proved oil and natural gas reserves at December 31, 2015, December 31, 2016 and December 31, 2017 and a breakdown of total reserves among our various operating areas.

Operational Highlights

We completed and began producing oil and natural gas from 86 gross (59.6 net) wells in the Delaware Basin in 2017, including 65 gross (56.1 net) operated and 21 gross (3.5 net) non-operated wells. We also added to and upgraded our acreage position in the Delaware Basin during 2017. As a result, at December 31, 2017, our total acreage position in the Delaware Basin had increased to approximately 199,600 gross (114,000 net) acres, primarily in Loving County, Texas and Lea and Eddy Counties, New Mexico. This significant increase in acreage greatly exceeded the threshold, target and maximum goals established by the Compensation Committee and the Independent Board under the 2017 annual incentive program.

Overall, we have been pleased with the aggregate performance of the wells we have drilled and completed, or participated in as a non-operator, thus far in our seven main asset areas in the Delaware Basin—the Wolf and Jackson Trust asset areas in Loving County, Texas, the Rustler Breaks and Arrowhead asset areas in Eddy County, New Mexico and the Antelope Ridge, Ranger and Twin Lakes asset areas in Lea County, New Mexico. As a result, our Delaware Basin properties have become an increasingly important component of our asset portfolio. Our average daily oil equivalent production from the Delaware Basin increased approximately 85% to 29,463 BOE per day (76% of total oil equivalent production), including 18,023 Bbl of oil per day (84% of total oil production) and 68.6 MMcf of natural gas per day (66% of total natural gas production), in 2017, as compared to 15,941 BOE per day (57% of total oil equivalent production), including 10,395 Bbl of oil per day (75% of total oil production) and 33.3 MMcf of natural gas per day (40% of total natural gas production), in 2016.

Financing Arrangements

On October 10, 2017, we completed a public offering of 8,000,000 shares of our Common Stock, receiving proceeds of approximately $208.7 million (before expenses). A portion of the proceeds from this offering were used to acquire approximately 6,600 net acres of additional leasehold and minerals in the Delaware Basin at a total acquisition cost of approximately $38 million and to fund certain midstream initiatives and opportunities. The remaining proceeds have been and are expected to be used for other midstream development, leasehold and mineral acquisitions and general corporate purposes, including to fund a portion of our current and future capital expenditures.

Haynesville/Cotton Valley 19.0 MMBOE 22%    Eagle Ford 19.0 MMBOE 22%    Delaware Basin 47.1 MMBOE 55%    Haynesville/Cotton Valley 13.1 MMBOE 12%    Eagle Ford 13.3 MMBOE 13%    Delaware Basin 79.4 MMBOE 75%    Haynesville/Cotton Valley 11.4 MMBOE 8%    Eagle Ford 12.4 MMBOE 8%    Delaware Basin 129.0 MMBOE 84%

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EXECUTIVE COMPENSATION

Midstream Joint Venture

On February 17, 2017, we announced the formation of San Mateo, a strategic joint venture with a subsidiary of Five Point and contributed the Delaware Midstream Assets to San Mateo. We received $171.5 million in connection with the formation of San Mateo. In March 2018, we received an additional $14.7 million in performance and may earn up to an additional $58.8 million in performance incentives over the next four years. We continue to operate the Delaware Midstream Assets and retain operational control of San Mateo. The Company and Five Point own 51% and 49% of San Mateo, respectively. San Mateo continues to provide firm capacity service to us at market rates, while also being a midstream service provider to third parties in and around our Wolf and Rustler Breaks asset areas.

Objectives of Our Compensation Program

Our future success and the ability to create long-term value for our shareholders depends on our ability to attract, retain and motivate highly qualified individuals in the oil and natural gas industry. Additionally, we believe that our success also depends on the continued contributions of our Named Executive Officers. Our executive compensation program is designed to provide a comprehensive compensation program to meet the following objectives:

•	to be fair to both the executive and the Company;

•	to attract talented and experienced executives with the skills necessary for us to execute our business plan;

•	to retain our executives in light of the intense competition for talent in our industry and areas of operation, including from peers and larger industry competitors;

•	to provide opportunities to achieve a total compensation level that is competitive with comparable positions at companies in our peer group, after taking into account our performance relative to our peer group;

•	to align the interests of our executives with the interests of our shareholders and with the performance of our Company for long-term value creation;

•	to provide financial incentives to our executives to achieve our key corporate and individual objectives;

•	to provide an appropriate mix of fixed and variable pay components to maintain a “pay for performance” oriented compensation program;

•	to foster a shared commitment among executives by coordinating their corporate and individual goals;

•	to provide compensation that takes into consideration the education, professional experience and knowledge that is specific to each job and the unique qualities the executive possesses; and

•	to recognize an executive’s commitment and dedication in his job performance and in support of our culture.

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EXECUTIVE COMPENSATION

What Our Compensation Program Is Designed to Reward

Our compensation program is designed to reward, in both the short term and the long term, performance that contributes to the implementation of our business strategies, maintenance of our culture and values and achievement of our objectives. In addition, we reward qualities that we believe help achieve our business strategies such as teamwork, mentoring future leaders within the Company to drive long-term shareholder value, individual performance in light of general economic and industry-specific conditions, relationships with shareholders and vendors, the ability to manage and enhance production from our existing assets, the ability to explore new opportunities to increase oil and natural gas production, the ability to identify and acquire additional acreage, the ability to improve total shareholder returns, the ability to increase year-over-year proved reserves, the ability to control unit production costs, the ability to pursue midstream opportunities, level of job responsibility, industry experience and general professional growth.

What We Do:		What We Don’t Do:
✓	We pay for performance—approximately 90% of our CEO’s total direct compensation for 2017 was performance-based	×	We prohibit hedging of Company stock
✓	We have robust stock ownership guidelines for officers	×	We do not gross-up excise taxes for severance or change in control payments
✓	We engage an independent compensation consultant	×	We do not guarantee bonuses
✓	We utilize competitive benchmarking in setting compensation	×	We do not reprice stock options without shareholder approval
✓	We conduct annual risk assessments of compensation practices	×	We have no defined benefit or supplemental executive retirement plans
		×	We discourage and limit pledging of Company stock

Elements of Our 2017 Compensation Program and Why We Paid Each Element

We view the various components of compensation as related but distinct generally with a significant portion of total compensation reflecting our “pay for performance” philosophy. In particular, our program places a considerable amount of an executive’s compensation at risk in the form of incentive or equity-based compensation, which can be variable from year to year, and we believe there is an appropriate balance between annual incentives and long-term incentives to ensure that an executive is motivated to consider longer-term Company performance in preference to short-term results.

For 2017, our management compensation program was comprised of the following six elements:

•	Base Salary. We pay base salary to compensate each executive for his assigned responsibilities, experience, leadership and expected future contribution.

•	Performance-Based Cash Bonus. We adopted the Matador Resources Company Amended and Restated Annual Incentive Plan effective January 1, 2016 and grant awards thereunder as part of our management compensation program because we believe this element of compensation (i) helps focus and motivate management to achieve key corporate and individual objectives by rewarding the achievement of these objectives; (ii) helps retain management; (iii) rewards our successes over the prior year; and (iv) is necessary to be competitive from a total remuneration standpoint.

•

Discretionary Bonus. Our Independent Board has discretionary authority under our long-term incentive plan to reward executives for extraordinary accomplishments at times and in amounts that the Independent Board approves, upon the recommendation of the Compensation Committee. Such awards can be in the form of cash or equity. These discretionary bonuses are commonly referred to within the Company as “Marlan” awards in honor of the late Marlan W. Downey (1931-2017), a long-time advisor to the Board. During his many decades

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EXECUTIVE COMPENSATION

as an executive at Shell Oil Company and ARCO International, Mr. Downey stressed the importance of contemporaneously rewarding his staff for impressive professional achievements as a way to incentivize similar future accomplishments and professional growth, which create value for a company and its shareholders.

•	Equity Awards. We grant nonqualified stock options and restricted stock awards as the primary vehicles for (i) linking our long-term performance and increases in shareholder value to the total compensation for our executive officers; and (ii) providing competitive compensation to attract and retain our executive officers. The total compensation for our Named Executive Officers in 2017 is significantly weighted toward equity awards.

•	Severance and Change of Control Benefits. We have entered into employment agreements with each Named Executive Officer that provide for specified severance pay and benefits upon certain termination events, including termination events after a change in control. We intend for such benefits to provide an incentive for the Named Executive Officers to remain with us despite the uncertainties of a potential or actual change in control and to provide a measure of financial security in the event a Named Executive Officer’s employment is terminated without cause.

•	Other Benefits. We offer a variety of retirement (401(k)), health and welfare programs to all eligible employees, including the Named Executive Officers. The health and welfare programs are intended to protect employees against catastrophic loss and encourage a healthy lifestyle.

Role of the Compensation Committee and Management

The Compensation Committee has the authority, at our expense, to retain and terminate independent third-party compensation consultants and other expert advisors. See “—Role of the Independent Compensation Consultant” below.

In addition, the Compensation Committee confirms at least annually that our compensation policies and practices do not encourage unnecessary risk taking and reviews and discusses the relationship between risk management, corporate strategy and senior executive compensation. The Compensation Committee considered, in establishing and reviewing our compensation program, whether the program encourages unnecessary or excessive risk taking and has concluded that it does not and is not reasonably likely to have a material adverse effect on us. Several features of our program reflect sound risk management practices. Base salaries are fixed in amount and thus do not encourage risk taking. While annual executive bonuses are tied to management’s achievements during the previous fiscal year, they also take into account multiple performance criteria based on the executive’s individual performance and are within the discretion of the Independent Board. Thus, the Compensation Committee believes that our bonus awards appropriately balance risk and the desire to focus executives on specific short-term goals important to the Company’s success, and that they do not encourage unnecessary or excessive risk taking. In addition, the Compensation Committee believes that our current equity compensation program provides an appropriate balance between the goals of increasing the price of our Common Stock and avoiding potential risks that could threaten our growth and stability due to the fact that stock options and service-based restricted stock typically vest over three or four years.

With regard to all of the Named Executive Officers, the Compensation Committee recommends to the Independent Board:

•	option guidelines and size of overall grants;

•	option grants and other equity and non-equity related awards; and

•	limitations, restrictions and conditions upon any award as the Compensation Committee deems appropriate and as permitted under the applicable plan.

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EXECUTIVE COMPENSATION

The Compensation Committee annually evaluates Mr. Foran’s compensation, including setting and evaluating corporate goals and objectives applicable to his compensation. Based upon these evaluations, the Compensation Committee makes recommendations to the Independent Board regarding Mr. Foran’s annual compensation, including salary, bonus and equity incentive compensation. The members of the Independent Board are required to be independent pursuant to the listing standards of the NYSE and the rules and regulations promulgated by the SEC. As part of their annual evaluation, the Compensation Committee:

•	conducts an analysis of the Company’s annual performance relative to any performance criteria or performance targets pursuant to incentive compensation plans, along with Mr. Foran’s individual performance, and determines whether to recommend to the Independent Board the use of negative discretion in the determination of final incentive awards (as described further under “—2017 Annual Incentive Compensation”);

•	reviews and recommends the form of and number of shares to be awarded pursuant to long-term incentive compensation awards, including vesting terms, expiration dates of stock options and other material provisions of such awards;

•	reviews and recommends any employment agreement, severance agreement, change in control agreement or provision or separation agreement or amendment thereof; and

•	reviews and recommends any deferred compensation arrangement, retirement plan, other benefits and perquisites.

On an annual basis, after consultation with Mr. Foran, the Compensation Committee reviews and makes recommendations to the Independent Board on the evaluation of and compensation structure for the other Named Executive Officers. After considering the evaluation and recommendations of Mr. Foran, the Compensation Committee evaluates the performance of the other Named Executive Officers and makes recommendations to the Independent Board regarding the annual compensation of such Named Executive Officers, including salary, bonus and equity and non-equity incentive compensation.

The Compensation Committee also takes into account the outcome of the most recent advisory vote from our shareholders, which was approved with approximately 99% support at our 2017 Annual Meeting, when considering executive compensation arrangements. Given this high level of support, the Compensation Committee did not make any adjustments to the overall structure of our compensation program in 2017.

After considering the recommendations of Mr. Foran with regard to the other Named Executive Officers, as part of the Compensation Committee’s annual review and recommendation to the Independent Board regarding the compensation of the other Named Executive Officers, the Compensation Committee reviews and recommends the same items described in the list above with respect to Mr. Foran.

In addition, pursuant to its charter, the Compensation Committee reviews and recommends to the Independent Board any proposals for the adoption, amendment, modification or termination of our incentive compensation, equity-based plans and non-equity based plans.

Role of the Independent Compensation Consultant

During the third quarter of 2017, the Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”) as its independent executive compensation advisory firm. Prior to the engagement of Meridian, the Compensation Committee had engaged Pay Governance LLC as its independent executive compensation advisory firm. As the Compensation Committee’s independent executive compensation advisory firm, Meridian provides assessments of the competitiveness of the Company’s executive compensation levels and practices relative to relevant executive labor markets and performs other tasks as requested by the Compensation Committee. For 2017, the Compensation Committee assessed the independence of both Meridian and Pay Governance LLC pursuant to applicable SEC and NYSE rules and concluded that neither Meridian’s nor Pay Governance LLC’s engagement by the Compensation Committee raised any conflict of interest.

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Use of Peer Group Market Data in 2017

Our independent compensation consultant benchmarks the pay levels of our officers against a group of competitor companies in the oil and natural gas exploration and production sector (the “Peer Group”). Upon the initial selection of the Peer Group in late 2015, the peers represented competitors in the oil and natural gas exploration and production sector with one or more of the following characteristics: comparable revenue size (approximately $280 million to $1.7 billion); comparable market capitalization (approximately $1.3 billion to $4.3 billion); similar operating areas (particularly the Delaware Basin); and similar growth profile. The Compensation Committee and Independent Board adopted the Peer Group for 2016 and determined that the Peer Group remained appropriate for 2017. The companies included in the Peer Group for 2017 are as follows:

Carrizo Oil & Gas, Inc. Diamondback Energy, Inc. Energen Corp. EP Energy Corporation Gulfport Energy Corp.	Laredo Petroleum, Inc. Parsley Energy, Inc. PDC Energy, Inc. RSP Permian, Inc.

The Compensation Committee and Independent Board, with advice from the independent compensation consultant, review the Peer Group on an annual basis. The Peer Group is used by the Compensation Committee and the Independent Board in setting Named Executive Officer salaries, annual bonus opportunities, long-term incentive awards and target total direct compensation levels. The Compensation Committee and Independent Board use this data to inform its pay decisions as one data point among many others, including Company performance, individual performance, experience and responsibilities, leadership and professional growth.

2017 Base Salary

In early 2017, based on the recommendations of Mr. Foran (other than with regard to his base salary), the Compensation Committee recommended and the Independent Board approved the following 2017 base salaries for our Named Executive Officers. The Independent Board determined raises for each Named Executive Officer were warranted based upon each Named Executive Officer’s individual contributions to, among other items, (i) the Company’s record oil, natural gas and average daily oil equivalent production for 2016 (each of which were subsequently exceeded in 2017), (ii) the significant additions to the Company’s Delaware Basin acreage position throughout 2016, (iii) the Company’s continued improvement in operational efficiencies throughout 2016 and (iv) the Company’s significant progress made in our midstream operations in 2016.

Executive Officer	2016 Base Salary	2017 Base Salary
Joseph Wm. Foran	$900,000	$1,000,000
Chairman of the Board and Chief Executive Officer
Matthew V. Hairford	$550,000	$600,000
President
David E. Lancaster	$475,000	$550,000
Executive Vice President and Chief Financial Officer
Craig N. Adams	$475,000	$525,000
Executive Vice President—Land, Legal & Administration
Billy E. Goodwin	$425,000	$500,000
Executive Vice President and Head of Operations

2017 Annual Incentive Compensation

The Company sponsors and maintains the Amended and Restated Matador Resources Company Annual Incentive Plan for Management and Key Employees, effective January 1, 2016 (the “Incentive Plan”), which was

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approved by our shareholders at the 2016 Annual Meeting. The Incentive Plan is designed to link executive decision-making and performance with the Company’s goals, reinforce these goals and ensure the highest level of accountability for the success of the Company as a whole.

The Incentive Plan is intended to advance the interests of the Company and its shareholders by providing the Company with an additional means by which it can sustain and enhance its culture of personal commitment on the part of its executives, select managers and key employees in the continued growth, development and financial success of the Company, and encourage them to remain with, and devote their best efforts to the business of, the Company, thereby advancing the interests of the Company and its shareholders. The Incentive Plan provides for the granting of awards of incentive compensation that may be paid to a participant upon satisfaction of specified performance goals for a particular performance period.

The Incentive Plan was designed in a manner such that awards were intended to satisfy the requirements of “qualified performance based compensation” within the meaning of Section 162(m) of the Code so that the Company could take federal income tax deductions for any “qualified performance-based compensation” paid under the Incentive Plan to certain individuals who are covered by the deduction limitations of Section 162(m) of the Code for annual compensation paid to such individuals that is in excess of $1.0 million. For taxable years beginning after December 31, 2017, this “qualified performance based compensation” exemption has been repealed for all but certain grandfathered compensation arrangements that were in effect as of November 2, 2017. The rules and regulations promulgated under Section 162(m) are complicated and subject to change and the scope of relief for grandfathered arrangements is currently uncertain. As such, there can be no assurance that any compensation awarded or paid in prior years will be fully tax deductible. However, we have currently elected to continue our use of the Incentive Plan as currently structured for 2018 as we feel that the plan fits well within our “pay for performance” philosophy and drives our executives to achieve our short-term and long-term performance objectives.

The Incentive Plan establishes a performance goal for all participants with the creation of a performance pool, which is equal to 3.5% of Adjusted EBITDA; provided that Adjusted EBITDA equals or exceeds $50.0 million (the “Adjusted EBITDA Pool Goal”). For these purposes, Adjusted EBITDA is defined as earnings before interest expense, income taxes, depletion, depreciation and amortization, accretion of asset-retirement obligations, property impairments, unrealized derivative gains and losses, certain other non-cash items and non-cash stock-based compensation expense and net gain or loss on asset sales and inventory impairment, of the Company and its subsidiaries, determined on a consolidated income basis. If the Adjusted EBITDA Pool Goal is reached or exceeded, the Incentive Plan provides that the maximum amount that would be payable to each participant is according to the allocation formula set forth in the table below. The Independent Board, upon the recommendation of the Compensation Committee, may use negative discretion to reduce the amount paid to a participant below the maximum amounts shown in the table.

Participant	Percentage of Performance Pool (Maximum)
Joseph Wm. Foran	30.0%
Matthew V. Hairford	17.5%
David E. Lancaster	17.5%
Craig N. Adams	17.5%
Billy E. Goodwin	17.5%
Total	100.0%

In the Independent Board’s discretion, supplemental performance goals (the “Performance Goals”), in addition to the Adjusted EBITDA Pool Goal set forth above, may be established by the Independent Board for each year. Such Performance Goals can be used by the Independent Board in determining the award payable to a participant, but in no event may the Independent Board increase the amount of an award payable to a participant above the maximum award payable set out in the table above. For 2017, the Chair of the Compensation

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Committee met with Pay Governance LLC (as predecessor to Meridian) and management to determine potential criteria for the Performance Goals. Based on these meetings, the Chair of the Compensation Committee proposed certain preliminary performance criteria categories for consideration as the Performance Goals for 2017. The Compensation Committee then met with Pay Governance LLC and management to review the proposed criteria. As a result of these meetings, the Compensation Committee recommended and the Independent Board determined to use the following performance categories and threshold, target and maximum levels for establishing the Performance Goals for 2017 in determining whether to exercise negative discretion in reducing the amount paid to a participant below the maximum amounts:

2017 Performance Goals	Threshold	Target	Maximum	Actual Results	Actual Results as Percent of Target
Oil production (millions of Bbl)	6.9	7.05	7.2	7.85	111%
Total production (millions of BOE)	12.4	12.7	13.0	14.2	112%
Cash operating costs per BOE, excluding interest ($/BOE)(1)	$16.35	$16.15	$15.85	$14.41	Exceeded
Acreage acquisition (net acres)(2)	5,000	10,000	15,000	25,000+	167%+
Adjusted EBITDA (millions of $)(3)	$255.0	$265.0	$275.0	$336.1	127%
Total shareholder return vs. Peer Group	Upper 50%	Upper 35%	Upper 25%	Upper 25%	Exceeded

(1)	Cash operating costs per BOE, excluding interest, is a non-GAAP financial measure included herein solely as a reference point under the Incentive Plan and is commonly used by similar companies in our industry. The Compensation Committee and the Independent Board believe cash operating costs per BOE, excluding interest, is an appropriate Performance Goal because it allows them to evaluate the efficiency of our operations and their impact on our cash flows and compare our cash operating costs from period to period without regard to our financing methods or capital structure. Cash operating costs per BOE, excluding interest, can be calculated from the Company’s audited financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2017 by adding the following expenses per BOE: production taxes, transportation and processing; lease operating; plant and other midstream operating; and general and administrative.
(2)	Net acres added in the Delaware Basin after accounting for expirations and dispositions in 2016.
(3)	Adjusted EBITDA is a non-GAAP financial measure included herein solely as a reference point under the Incentive Plan is commonly used by similar companies in our industry. The Compensation Committee and the Independent Board believe Adjusted EBITDA is an appropriate Performance Goal because it allows them to evaluate our operating performance and compare the results of operations from period to period without regard to our financing methods or capital structure. For a definition of Adjusted EBITDA when used as a financial metric and a reconciliation of Adjusted EBITDA to our net income (loss) and net cash provided by operating activities, see Schedule A to this Proxy Statement.

In making recommendations regarding the potential payment guidelines under the 2017 Performance Goals, the Compensation Committee reviewed the Pay Governance LLC recommendations and recommendations of management regarding target payment guidelines. Based on the review of the Pay Governance LLC recommendations and the management recommendations, which took into account the differing responsibilities of each Named Executive Officer by the Compensation Committee and the Independent Board, the target payment guidelines set forth below were adopted.

Participant	Target Annual Incentive Opportunity as % of 2017 Base Salary
Joseph Wm. Foran	110.0%
Matthew V. Hairford	90.0%
David E. Lancaster	85.0%
Craig N. Adams	80.0%
Billy E. Goodwin	75.0%

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Pursuant to the Incentive Plan, the amount of any annual award could be greater or less than the annual incentive opportunity outlined above based on achievement of the Performance Goals; provided, however, that no award could exceed the maximum bonus payable under the Incentive Plan, as determined based upon achievement of the Adjusted EBITDA Pool Goal.

In February 2018, the Compensation Committee and the Independent Board concluded that the Company had achieved Adjusted EBITDA of $336.1 million, which is in excess of the $50.0 million Adjusted EBITDA Pool Goal. After taking into account (i) the achievement of the Adjusted EBITDA Pool Goal, (ii) the Company’s 2017 results in light of the Performance Goals, (iii) the target annual incentive opportunities for each Named Executive Officer and (iv) other information with regard to each Named Executive Officer, the Compensation Committee recommended to the Independent Board the annual cash awards listed below for each Named Executive Officer under the Incentive Plan. The Independent Board approved such annual cash awards, which were paid to the Named Executive Officers in the first quarter of 2018. Adjusted EBITDA is a non-GAAP financial measure included herein solely as a reference point under the Incentive Plan. For a definition of Adjusted EBITDA when used as a financial metric and a reconciliation of Adjusted EBITDA to our net income (loss) and net cash provided by operating activities, see Schedule A to this Proxy Statement.

Executive Officer	Percentage of Performance Pool (Maximum)	Maximum Bonus Payable under Incentive Plan	2017 Incentive Plan Bonus	% of 2017 Base Salary

Joseph Wm. Foran	30.0%	$3,528,662	$3,000,000	300.0

Matthew V. Hairford	17.5%	$2,058,386	$1,030,000	171.7

David E. Lancaster	17.5%	$2,058,386	$935,000	170.0

Craig N. Adams	17.5%	$2,058,386	$840,000	160.0

Billy E. Goodwin	17.5%	$2,058,386	$800,000	160.0

Discretionary Bonuses

The Independent Board has discretionary authority under the 2012 Plan (as defined below) to reward executives for particular accomplishments at times and in amounts that the Independent Board approves, upon the recommendation of the Compensation Committee. For further discussion of such discretionary “Marlan” bonuses, see “—Elements of Our 2017 Compensation Program and Why We Paid Each Element” above. In the first and fourth quarters of 2017, the Compensation Committee recommended, and the Independent Board approved, discretionary cash “Marlan” bonuses to certain of our Named Executive Officers in recognition of each officer’s efforts in connection with the formation of San Mateo in February 2017 (in the amounts of $500,000, $125,000, $125,000, $175,000 and $50,000, respectively, for each of Messrs. Foran, Hairford, Lancaster, Adams and Goodwin) and the Company’s October 2017 public equity offering (in the amounts of $450,000, $150,000, $200,000, $200,000 and $50,000, respectively, for each of Messrs. Foran, Hairford, Lancaster, Adams and Goodwin), respectively. These bonuses are reflected in the “Bonus” column of the Summary Compensation Table below.

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In June 2017, the Compensation Committee recommended, and the Independent Board awarded, Mr. Foran a one-time equity grant of 87,757 shares of Common Stock targeting a value of approximately two times Mr. Foran’s 2017 base salary. The grant date fair value of this stock award was $2,057,902. These shares of Common Stock were vested at the date of grant. Given Mr. Foran’s instrumental role in the Company’s significant accomplishments in the first half of 2017, including (i) the formation of San Mateo with a joint venture valuation of $500 million, (ii) record average daily oil, average daily natural gas and average daily oil equivalent production in the first quarter of 2017 and (iii) an all-time high in oil, natural gas and total proved reserves at March 31, 2017, the Independent Board believed Mr. Foran was entitled to additional compensation. While the Compensation Committee and Independent Board deliberated a cash award, the Compensation Committee recommended, and the Independent Board approved, an award of Common Stock in order to further align Mr. Foran’s interests with those of the Company’s shareholders and to incentivize future performance.

2017 Long-Term Incentive Compensation

The Board maintains the Matador Resources Company Amended and Restated 2012 Long-Term Incentive Plan (the “2012 Plan”), which was approved by our shareholders on June 10, 2015. The 2012 Plan permits the granting of long-term equity and cash incentive awards, including the following:

•	stock options;

•	stock appreciation rights;

•	restricted stock (service-based and performance-based);

•	restricted stock units (service-based and performance-based);

•	performance shares;

•	performance units;

•	stock grants; and

•	performance cash awards.

After receiving recommendations from the Compensation Committee, the Independent Board administers the 2012 Plan. For 2017, the Compensation Committee met with Pay Governance LLC (as predecessor to Meridian) and management regarding the appropriate types and amounts of equity grants based on differing levels of responsibility of the Named Executive Officers and made recommendations to the Independent Board. Pursuant to the 2012 Plan, all time-based restricted stock and restricted stock units issued thereunder must vest no earlier than on a pro rata basis over a three-year period; otherwise, the shares subject to such restricted stock and restricted stock units will be deemed “exempt shares” subject to a cap under the 2012 Plan of 10% of the total shares authorized thereunder.

In February 2017, the Compensation Committee recommended, and the Independent Board awarded, annual equity awards of non-qualified stock options and restricted stock to each Named Executive Officer. The stock options and restricted stock were granted in order to facilitate retention of our Named Executive Officers, incentivize positive future results and further align the interests of our Named Executive Officers with those of the Company’s shareholders. The table below provides the key terms of the February 2017 equity awards.

Key Terms	Non-Qualified Stock Options	Restricted Stock
Targeted percentage of total award value	50%	50%
Vesting terms	Three years ratably on each anniversary	Three years ratably on each anniversary
Exercise price	$27.26 (closing price on grant date)	—
Term of option	Six years	—
Rights to receive dividends and vote	No	Yes

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The number of shares underlying each grant, the grant date fair value and the approximate value of the 2017 annual equity grants as a percentage of 2017 base salary are set forth in the table below.

Participant	Stock Options	Restricted Stock	Grant Date Fair Value	% of 2017 Base Salary

Joseph Wm. Foran	144,686	55,943	$3,049,997	305%

Chairman of the Board and Chief Executive Officer

Matthew V. Hairford	93,927	36,317	$1,979,992	330%

President

David E. Lancaster	82,211	31,786	$1,732,990	315%

Executive Vice President and Chief Financial Officer

Craig N. Adams	68,500	26,486	$1,443,998	275%

Executive Vice President—Land, Legal & Administration

Billy E. Goodwin	55,739	21,552	$1,174,997	235%

Executive Vice President and Head of Operations

Benefits

We offer a variety of health and welfare programs to eligible employees, including the Named Executive Officers. The health and welfare programs are intended to protect employees against catastrophic loss and encourage a healthy lifestyle. Our health and welfare programs include medical, pharmacy, dental, disability and life insurance. We also have a 401(k) plan for eligible employees, including the Named Executive Officers, to which we contribute 3% of the employee’s eligible compensation, which is subject to limits established by the Code, and have the discretion to contribute up to an additional 4% of the employee’s eligible compensation as a dollar-for-dollar matching contribution with respect to his or her elective deferral contributions. The discretionary dollar-for-dollar match is subject to vesting based upon years of service to the Company and the limits on the compensation that may be considered for purposes of calculating matching contributions. In addition, we provide long-term care insurance for certain of our executive officers.

Accounting and Tax Considerations

Section 162(m) of the Code limits the deductibility for individual compensation paid to certain covered employees of a corporation exceeding $1.0 million in any taxable year. For taxable years commencing on or before December 31, 2017, there was an exception to this limitation for certain “qualified performance-based compensation.” For taxable years beginning after December 31, 2017, this exemption has been repealed for all but certain grandfathered compensation arrangements that were in effect as of November 2, 2017. Awards under the Incentive Plan were historically structured to comply with this exemption. However, the rules and regulations promulgated under Section 162(m) are complicated and subject to change and the scope of relief for grandfathered arrangements is currently uncertain. As such, there can be no assurance that any compensation awarded or paid in prior years will be fully tax deductible. Furthermore, to maintain flexibility in compensating our executive officers in a manner designed to promote varying corporate goals, we have not adopted a policy requiring all compensation to be tax deductible.

Termination of Employment Arrangements

Employment Agreements

In contemplation of our initial public offering, on August 9, 2011, we entered into employment agreements with Messrs. Foran, Hairford and Lancaster. In March 2014, we entered into an employment agreement with Mr. Adams in substantially the same form as that of Messrs. Foran, Hairford and Lancaster, and effective

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February 2016 we entered into an employment agreement with Mr. Goodwin in substantially the same form as that of Mr. Adams. The principal difference in Mr. Adams’ and Mr. Goodwin’s employment agreements as compared to the employment agreements of Messrs. Foran, Hairford and Lancaster is that Mr. Adams’ and Mr. Goodwin’s agreements do not include a “modified single trigger” that would have allowed them to receive a “change in control” payment if they terminated their agreements without “good reason” within 30 days prior to or 12 months after a change in control.

Under the employment agreements, if a termination of employment occurs pursuant to one of the following events:

•	the Named Executive Officer dies;

•	the Named Executive Officer is totally disabled;

•	we mutually agree to end the employment agreement;

•	we dissolve and liquidate; or

•	the term of the employment agreement ends,

we will pay the Named Executive Officer the average of his annual bonus, which includes non-equity incentive compensation, for the prior two years pro-rated based on the number of complete or partial months completed during the year of termination.

Also, under the employment agreements, if one of the following occurs:

•	the Named Executive Officer’s employment is terminated other than (i) as set forth above, (ii) by us for just cause or (iii) in connection with a “change in control” as described below; or

•	the Named Executive Officer terminates his employment for “good reason,”

if the Named Executive Officer is Mr. Foran, we will pay him twice his base salary and twice the average of his annual bonus for the prior two years; if the Named Executive Officer is Messrs. Hairford, Lancaster or Adams, we will pay him 1.5 times his base salary and 1.5 times the average of his annual bonus for the prior two years; and if the Named Executive Officer is Mr. Goodwin, we will pay him an amount equal to his base salary plus an amount equal to the average of his annual bonus for the prior two years.

Finally, under the employment agreements of Messrs. Foran, Hairford and Lancaster, upon a “change in control” and within 30 days prior to the “change in control” or within 12 months after the “change in control,” if we terminate a Named Executive Officer without just cause or the Named Executive Officer terminates his employment with or without “good reason,” we will pay him three times his base salary and three times the average of his annual bonus for the prior two years. These agreements were entered into prior to our initial public offering. At that time, we believed a “modified single trigger” was appropriate given the Company’s size, early stage of development and strong growth aspirations. Since that time, however, we have ceased to use “modified single triggers” in executive employment agreements, and we intend to exclusively use “double triggers” going forward, as we have since 2014. The agreement entered into with Mr. Adams in March 2014 and the agreement entered into with Mr. Goodwin effective February 2016, however, each include a “double trigger” such that upon a “change in control” and within 30 days prior to the “change in control” or within 12 months after the “change in control,” if we terminate either executive without just cause or he terminates his employment with “good reason,” we will pay Mr. Adams three times his base salary and three times the average of his annual bonus for the prior two years and we will pay Mr. Goodwin two times his base salary and two times the average of his annual bonus for the prior two years. In addition, if Messrs. Foran, Hairford, Lancaster, Adams or Goodwin are terminated or terminate their employment as set forth above in connection with a “change in control,” all equity awards of such Named Executive Officer vest immediately prior to such termination.

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For purposes of the employment agreements, “change in control” is defined as a change in control event for purposes of Section 409A of the Code, which is generally defined as follows:

•	a change in ownership of the Company occurs on the date that, except in certain situations, results in someone acquiring more than 50% of the total fair market value or voting power of the Company’s stock;

•	a change in effective control of the Company occurs on one of the following dates:

•	the date that a person acquires (or has acquired in a 12 month period) ownership of 30% or more of the Company’s total voting power; however, if a person already owns at least 30% of the Company’s total voting power, the acquisition of additional control does not constitute a change in control; or

•	the date during a 12 month period where a majority of the Company’s Board is replaced by directors whose appointment or election was not endorsed by a majority of the Board; or

•	a change in the ownership of a substantial portion of the Company’s assets occurs on the date a person acquires (or has acquired in a 12 month period) assets of the Company having a total gross market value of at least 40% of the total gross fair market value of all of the Company’s assets immediately before such acquisition.

For purposes of the employment agreements, “good reason” means:

•	the assignment of duties inconsistent with the title of the Named Executive Officer or his current office or a material diminution of the Named Executive Officer’s current authority, duties or responsibilities;

•	a diminution of the Named Executive Officer’s base salary or a material breach of the employment agreement by the Company; or

•	the relocation of the Company’s principal executive offices more than 30 miles from the Company’s present principal executive offices or the transfer of the Named Executive Officer to a place other than the Company’s principal executive offices; and

•	the action causing the “good reason” is not cured within the applicable cure period.

For purposes of the employment agreements, “just cause” means:

•	the Named Executive Officer’s continued and material failure to perform the duties of his employment consistent with his position other than due to disability;

•	the Named Executive Officer’s failure to perform his material obligations under the employment agreement other than due to disability;

•	the Named Executive Officer’s material breach of certain of the Company’s written policies;

•	the Named Executive Officer’s refusal or failure to follow lawful directives of the Board and any supervisors other than due to disability;

•	the Named Executive Officer’s commission of fraud, theft or embezzlement;

•	the Named Executive Officer’s conviction or indictment of a felony or other crime involving moral turpitude; or

•	the Named Executive Officer’s intentional breach of fiduciary duty; and

•	the action causing the “just cause” is not cured within the applicable cure period, if any.

Equity Plans

For equity grants under the 2012 Plan and its predecessor, vesting upon a “change in control” for the Named Executive Officers mirrors the terms of their employment agreements.

The “change in control” provisions in the employment agreements and the equity grants under the 2012 Plan and its predecessor help prevent management from being distracted by rumored or actual changes in control. The “change in control” provisions provide:

•	incentives for those Named Executive Officers to remain with us despite the uncertainties of a potential or actual change in control;

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•	assurance of severance payments for terminated Named Executive Officers; and

•	access to equity compensation after a change in control.

Stock Ownership Guidelines

We have adopted stock ownership guidelines for the following officers in the following designated amounts:

•	Chairman and Chief Executive Officer—shares equal to five times base salary;

•	President—shares equal to five times base salary;

•	Executive Vice Presidents—shares equal to two and 1/2 times base salary;

•	Senior Vice Presidents—shares equal to two times base salary; and

•	Vice Presidents and Executive Directors—shares equal to one and 1/2 times base salary.

Each of the foregoing officers has five years from the later of the date of the closing of our initial public offering and the fifth anniversary of his or her appointment as an officer of the Company in which to achieve the stock ownership position. Shares that count toward the stock ownership guidelines include time-lapse restricted shares that are still restricted and any shares held in trust by the officer or his immediate family over which he has direct beneficial ownership interest. Shares that will not count toward the stock ownership guidelines include shares underlying unexercised stock options, unexercised stock appreciation rights and performance-based awards for which the performance requirements have not been satisfied.

Until each of the above officers reaches the stock ownership level required of his or her position, such officer must hold at least 50% of all “net shares” received through restricted stock vesting or realized through stock option exercises. For this purpose, “net shares” means all shares retained after applicable withholding of any shares for tax purposes. Messrs. Foran, Hairford, Lancaster, Adams and Goodwin each own shares in excess of the minimum requirement set forth in the stock ownership guidelines.

Anti-Hedging and Anti-Pledging Policies

Pursuant to the Company’s insider trading policy, the Company prohibits hedging of its securities by directors, officers or employees. The insider trading policy also restricts directors and executive officers from pledging more than 25% of his or her holdings of the Company’s stock without the prior written consent of the Corporate Governance Committee.

Strategic Planning and Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and based on such review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Strategic Planning and Compensation Committee,

R. Gaines Baty, Chair

Reynald A. Baribault

Craig T. Burkert

Steven W. Ohnimus

Timothy E. Parker*

Kenneth L. Stewart

*	Member of the Strategic Planning and Compensation Committee as of February 16, 2018

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Summary Compensation Table

The following table summarizes the total compensation awarded to, earned by or paid to Messrs. Foran, Hairford, Lancaster, Adams and Goodwin for 2017, 2016 and 2015. This table and the accompanying narrative should be read in conjunction with the CD&A, which sets forth the objectives and other information regarding our executive compensation program.

Name and Principal Position	Year		Salary	Bonus(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation		Total
Joseph Wm. Foran	2017		$1,000,000	$950,000	$3,582,908	$1,524,990	$3,000,000	$22,489	(5)	$10,080,387
Chairman of the Board and Chief Executive Officer	2016		$900,000	$800,000	$1,413,450	$1,292,703	$1,575,000	$22,251		$6,003,404
	2015		$800,000	$750,000	$—	$3,586,811	$1,080,000	$21,795		$6,238,606
Matthew V. Hairford	2017		$600,000	$275,000	$990,001	$989,991	$1,030,000	$22,802	(6)	$3,907,794
President	2016		$550,000	$200,000	$479,880	$438,882	$908,000	$22,452		$2,599,214
	2015		$500,000	$125,000	$—	$682,293	$563,000	$22,452		$1,892,745
David E. Lancaster	2017		$550,000	$325,000	$866,486	$866,504	$935,000	$18,900	(7)	$3,561,890
Executive Vice President and Chief Financial Officer	2016		$475,000	$250,000	$372,990	$341,132	$784,000	$18,550		$2,241,672
	2015		$425,000	$175,000	$146,301	$339,753	$470,000	$18,550		$1,574,604
Craig N. Adams	2017		$525,000	$375,000	$722,008	$721,990	$840,000	$21,181	(8)	$3,205,179
Executive Vice President — Land, Legal & Administration	2016		$475,000	$350,000	$372,990	$341,132	$665,000	$20,831		$2,224,953
	2015		$425,000	$200,000	$146,301	$339,753	$385,000	$20,831		$1,516,885
Billy E. Goodwin	2017		$500,000	$100,000	$587,508	$587,489	$800,000	$18,900	(7)	$2,593,897
Executive Vice President and Head of Operations	2016		$425,000	$165,000	$296,655	$271,310	$595,000	$18,550		$1,771,515
	2015	(9)	$—	$—	$—	$—	$—	$—		$—

(1)	Reflects ad hoc discretionary bonuses awarded by the Independent Board to recognize such Named Executive Officer’s contributions to certain transactions and accomplishments of the Company. See “—Compensation Discussion and Analysis—Discretionary Bonuses” above.
(2)	Reflects the grant date fair value of restricted stock or Common Stock awards, as applicable, computed in accordance with FASB ASC Topic 718.
(3)	Reflects the grant date fair value of option awards computed in accordance with FASB ASC Topic 718. Our policy and assumptions made in the valuation of the stock options are contained in Note 2 and Note 8 of the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.
(4)	Represents awards pursuant to the Incentive Plan. See “—Compensation Discussion and Analysis—2017 Annual Incentive Compensation” above.
(5)	Consists of $18,900 in 401(k) matching contributions as described in “—Compensation Discussion and Analysis—Benefits,” $990 in premiums reimbursed to Mr. Foran for a life insurance policy covering Mr. Foran and $2,599 in long-term care insurance premiums.
(6)	Consists of $18,900 in 401(k) matching contributions as described in “—Compensation Discussion and Analysis—Benefits” and $3,902 in long-term care insurance premiums.
(7)	Reflects 401(k) matching contributions as described in “—Compensation Discussion and Analysis—Benefits.”
(8)	Consists of $18,900 in 401(k) matching contributions as described in “—Compensation Discussion and Analysis—Benefits” and $2,281 in long-term care insurance premiums.
(9)	Mr. Goodwin was not a Named Executive Officer in 2015.

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EXECUTIVE COMPENSATION

Grants of Plan-Based Awards Table

The following table sets forth certain information regarding non-equity awards granted by the Independent Board pursuant to the Incentive Plan and stock and option awards granted by the Independent Board pursuant to the 2012 Plan during the year ended December 31, 2017 to the Named Executive Officers below:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options(2)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum
Name	Grant Date	($)	($)	($)	(# shares)	(# shares)	($/share)	($)

Joseph Wm. Foran	—	—	—	3,528,662	—	—	—	—

	2/15/17	—	—	—	55,943	—	—	1,525,006

	2/15/17	—	—	—	—	144,686	27.26	1,524,990

	6/1/17	—	—	—	87,757	—	—	2,057,902

Matthew V. Hairford	—	—	—	2,058,386	—	—	—	—

	2/15/17	—	—	—	36,317	—	—	990,001

	2/15/17	—	—	—	—	93,927	27.26	989,991

David E. Lancaster	—	—	—	2,058,386	—	—	—	—

	2/15/17	—	—	—	31,786	—	—	866,486

	2/15/17	—	—	—	—	82,211	27.26	866,504

Craig N. Adams	—	—	—	2,058,386	—	—	—	—

	2/15/17	—	—	—	26,486	—	—	722,008

	2/15/17	—	—	—	—	68,500	27.26	721,990

Billy E. Goodwin	—	—	—	2,058,386	—	—	—	—

	2/15/17	—	—	—	21,552	—	—	587,508

	2/15/17	—	—	—	—	55,739	27.26	587,489

(1)	See “—Compensation Discussion and Analysis—2017 Annual Incentive Compensation” and “—Summary Compensation Table—Non-Equity Incentive Plan Compensation” regarding the actual payments made to the Named Executive Officers pursuant to the Incentive Plan. As discussed in “Compensation Discussion and Analysis,” a maximum payout is provided under the Incentive Plan for the 2017 awards granted thereunder, which maximum payout may be reduced (but not increased) at the discretion of the Independent Board. Thus, for 2017, the Incentive Plan does not provide for threshold or target payouts.
(2)	The term of such option awards is six years.

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EXECUTIVE COMPENSATION

Outstanding Equity Awards at December 31, 2017

The following table summarizes the total outstanding option awards at December 31, 2017 for each Named Executive Officer:

	Option Awards
Name	Number of Securities Underlying Unexercised Stock Options (#) Exercisable	Number of Securities Underlying Unexercised Stock Options (#) Unexercisable	Option Exercise Price	Option Expiration Date

Joseph Wm. Foran	10,147	10,147	$19.71	2/10/19

	34,188	34,188	$23.40	3/6/19

	—	228,571	$22.01	1/20/20

	—	105,000	$21.66	2/26/20

	13,725	13,726	$27.72	4/29/20

	—	235,465	$15.00	2/18/21

	—	144,686	$27.26	2/14/23

Matthew V. Hairford	10,000	—	$9.00	2/21/20

	58,750	—	$8.21	3/7/18

	2,537	2,537	$19.71	2/10/19

	23,077	23,077	$23.40	3/6/19

	—	62,857	$22.01	1/20/20

	2,941	2,941	$27.72	4/29/20

	—	79,942	$15.00	2/18/21

	—	93,927	$27.26	2/14/23

David E. Lancaster	15,000	—	$9.00	2/21/20

	62,500	—	$8.21	3/7/18

	3,805	3,805	$19.71	2/10/19

	10,684	10,684	$23.40	3/6/19

	—	30,000	$22.01	1/20/20

	1,961	1,961	$27.72	4/29/20

	—	62,137	$15.00	2/18/21

	—	82,211	$27.26	2/14/23

Craig N. Adams	3,171	3,171	$19.71	2/10/19

	12,900	12,901	$23.40	3/6/19

	—	30,000	$22.01	1/20/20

	1,961	1,961	$27.72	4/29/20

	—	62,137	$15.00	2/18/21

	—	68,500	$27.26	2/14/23

Billy E. Goodwin	5,516	5,517	$22.66	3/16/19

	—	34,286	$22.01	1/20/20

	—	49,419	$15.00	2/18/21

	—	55,739	$27.26	2/14/23

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The following table provides the vesting dates for unvested stock options as of December 31, 2017:

Vesting Date	Joseph Wm. Foran	Matthew V. Hairford	David E. Lancaster	Craig N. Adams	Billy E. Goodwin

1/21/18	228,571	62,857	30,000	30,000	34,286

2/11/18	10,147	2,537	3,805	3,171	—

2/15/18	48,228	31,309	27,403	22,833	18,579

2/27/18	105,000	—	—	—	—

3/7/18	34,188	23,077	10,684	12,901	—

3/17/18	—	—	—	—	5,517

2/15/19	48,229	31,309	27,404	22,833	18,580

2/19/19	235,465	79,942	62,137	62,137	49,419

4/30/19	13,726	2,941	1,961	1,961	—

2/15/20	48,229	31,309	27,404	22,834	18,580

Total Unvested Stock Options	771,783	265,281	190,798	178,670	144,961

The following table summarizes the total outstanding restricted stock awards at December 31, 2017 for each Named Executive Officer:

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested

Joseph Wm. Foran	158,720	$4,940,954

Matthew V. Hairford	72,463	$2,255,773

David E. Lancaster	70,076	$2,181,466

Craig N. Adams	61,267	$1,907,242

Billy E. Goodwin	41,329	$1,286,572

The following table provides the vesting dates for restricted stock outstanding as of December 31, 2017:

Vesting Date	Joseph Wm. Foran	Matthew V. Hairford	David E. Lancaster	Craig N. Adams	Billy E. Goodwin

1/21/18	—	—	4,375	4,375	—

2/11/18	—	1,269	1,903	1,586	—

2/15/18	18,647	12,105	10,595	8,828	7,184

3/7/18	8,547	2,885	5,342	2,150	—

4/30/18	—	—	1,804	1,804	—

2/15/19	18,648	12,106	10,595	8,829	7,184

2/19/19	94,230	31,992	24,866	24,866	19,777

2/15/20	18,648	12,106	10,596	8,829	7,184

Total Unvested Shares	158,720	72,463	70,076	61,267	41,329

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Option Exercises and Stock Vested

The following table provides information on the stock options exercised and stock awards that vested for each Named Executive Officer during 2017:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting

Joseph Wm. Foran(1)	255,208	$3,914,818	127,757	$2,959,502

Matthew V. Hairford	91,250	$1,630,163	25,000	$563,500

David E. Lancaster	105,000	$1,887,400	30,000	$676,200

Craig N. Adams	40,000	$726,800	15,000	$338,100

Billy E. Goodwin	18,750	$276,375	—	$—

(1)	Stock award numbers in the table reflect the vesting of shares of restricted stock for Mr. Foran in February 2017 as well as a grant of Common Stock to Mr. Foran made in June 2017, which shares were fully vested at the time of grant. See “—Compensation Discussion and Analysis—Discretionary Bonuses.”

Potential Payments upon Termination or Change in Control

2012 Plan and its Predecessor

Equity awards under the 2012 Plan and its predecessor vest upon a “change in control” for the Named Executive Officers according to the terms of their employment agreements described below.

Employment Agreements

As described under “Termination of Employment Arrangements—Employment Agreements,” in contemplation of our initial public offering, on August 9, 2011, we entered into employment agreements with Messrs. Foran, Hairford and Lancaster. In addition, in March 2014, we entered into an employment agreement with Mr. Adams, and effective February 2016, we entered into an employment agreement with Mr. Goodwin. The principal difference in Mr. Adams’ and Mr. Goodwin’s employment agreements as compared to the employment agreement of Messrs. Foran, Hairford and Lancaster is that Mr. Adams’ and Mr. Goodwin’s agreements do not include a “modified single trigger” that would have allowed them to receive a “change in control” payment if they terminated their agreements without “good reason” within 30 days prior to or 12 months after a change in control. Pursuant to the terms of the employment agreements, we may be required to make certain payments to one or more of our Named Executive Officers upon the occurrence of certain events resulting in such Named Executive Officer’s termination. The employment agreements do not provide for gross-ups for excise taxes on severance or other payments in connection with a change in control. For a detailed description of the events that may trigger such payments, see “—Compensation Discussion and Analysis—Termination of Employment Arrangements—Employment Agreements.”

The employment agreements each contain a non-disclosure of confidential information provision that requires each Named Executive Officer to maintain, both during and after employment, the confidentiality of information used by such Named Executive Officer in the performance of his job duties.

Additionally, each of the employment agreements contains a non-competition provision, pursuant to which Messrs. Foran, Hairford, Lancaster, Adams and Goodwin have agreed that: (i) for six months following termination by us for total disability, or by such Named Executive Officer for good reason, or (ii) for 12 months following termination (a) by us for just cause, (b) by such Named Executive Officer other than for good reason or (c) in connection with a change in control, such Named Executive Officer shall not, without our prior written

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consent (not to be unreasonably withheld if the Named Executive Officer’s employment is terminated by the Named Executive Officer other than for good reason), directly or indirectly: (x) invest in (other than investments in publicly-owned companies which constitute not more than 1% of the voting securities of any such company) a competing business with significant assets in the restricted area (each as defined below), or (y) participate in a competing business as a manager, employee, director, officer, consultant, independent contractor or other capacity or otherwise provide, directly or indirectly, services or assistance to a competing business in a position that involves input into or direction of such competing business’s decisions within the restricted area.

For purposes of the employment agreements:

•	“competing business” means any person or entity engaged in oil and natural gas exploration, development, production and acquisition activities;

•	“significant assets” means oil and natural gas reserves with an aggregate fair market value of $25 million or more; and

•	“restricted area” means a one-mile radius of any oil and natural gas reserves held by us as of the end of the Named Executive Officer’s employment, plus any county or parish where we have significant assets as of the end of the Named Executive Officer’s employment. See the definitions of “change in control,” “good reason” and “just cause” set forth in “—Compensation Discussion and Analysis—Termination of Employment Arrangements—Employment Agreements.”

Furthermore, other than Mr. Foran’s employment agreement, each employment agreement contains an anti-solicitation provision, pursuant to which, during the restricted periods described above, subject to certain exceptions, Messrs. Hairford, Lancaster, Adams and Goodwin shall not, without our prior written consent, solicit for employment or a contracting relationship, or employ or retain any person who is or has been, within six months prior to such time, employed by or engaged as an individual independent contractor by us or our affiliates or induce or attempt to induce any such person to leave his or her employment or independent contractor relationship with us or our affiliates.

For the Named Executive Officer to receive any severance payments described below for termination by us without just cause, by the Named Executive Officer for good reason or, following a change in control, by us without cause or by the Named Executive Officer with good reason, with respect to Mr. Adams and Mr. Goodwin, or with or without good reason, with respect to Messrs. Foran, Hairford and Lancaster, the Named Executive Officer must comply with the applicable non-disclosure, non-competition and non-solicitation provisions described above.

Finally, as a condition to receiving any severance payments and other payments under their respective employment agreements, each Named Executive Officer is required to execute a separation agreement and release in favor of us.

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EXECUTIVE COMPENSATION

To describe the payments and benefits that are triggered for each event of termination, we have created the following table estimating the payments and benefits that would be paid to each Named Executive Officer under each element of our compensation program assuming that such Named Executive Officer’s employment agreement terminated on December 31, 2017, the last day of our 2017 fiscal year. In all cases, the amounts were valued as of December 31, 2017, based upon, where applicable, $31.13 per share (the closing price of our Common Stock on December 29, 2017, the last trading day of the year). The amounts in the table below are calculated as of December 31, 2017 pursuant to SEC rules and are not intended to reflect actual payments that may be made. Actual payments that may be made will be based on the dates and circumstances of the applicable event.

	Payment Upon Termination
Named Executive Officer	Category of Payment	Upon Death or Total Disability(1)		Upon Mutual Agreement or Dissolution/ Liquidation(1)		Termination by Us Without Just Cause or by Named Executive Officer for Good Reason(1)		Termination Following a Change in Control Without Cause or by Named Executive Officer With or Without Good Reason(2)

Joseph Wm. Foran	Salary	$—		$—		$2,000,000	(3)	$3,000,000	(4)

	Bonus	3,162,500	(5)	3,162,500	(5)	6,325,000	(6)	9,487,500	(7)

	Vesting equity	—		—		—		12,804,814	(8)

	Total	$3,162,500		$3,162,500		$8,325,000		$25,292,314

Matthew V. Hairford	Salary	$—		$—		$900,000	(9)	$1,800,000	(4)

	Bonus	1,206,500	(5)	1,206,500	(5)	1,809,750	(10)	3,619,500	(7)

	Vesting equity	—		—		—		4,699,378	(8)

	Total	$1,206,500		$1,206,500		$2,709,750		$10,118,878

David E. Lancaster	Salary	$—		$—		$825,000	(9)	$1,650,000	(4)

	Bonus	1,147,000	(5)	1,147,000	(5)	1,720,500	(10)	3,441,000	(7)

	Vesting equity	—		—		—		3,908,220	(8)

	Total	$1,147,000		$1,147,000		$2,545,500		$8,999,220

Craig N. Adams	Salary	$—		$—		$787,500	(9)	$1,575,000	(4)

	Bonus	1,115,000	(5)	1,115,000	(5)	1,672,500	(10)	3,345,000	(7)

	Vesting equity	—		—		—		3,590,831	(8)

	Total	$1,115,000		$1,115,000		$2,460,000		$8,510,831

Billy E. Goodwin	Salary	$—		$—		$500,000	(11)	$1,000,000	(3)

	Bonus	830,000	(5)	830,000	(5)	830,000	(5)	1,660,000	(6)

	Vesting equity	—		—		—		2,658,827	(8)

	Total	$830,000		$830,000		$1,330,000		$5,318,827

(1)	Amounts due upon death, total disability, mutual agreement, dissolution or liquidation, termination by us without cause or termination by Named Executive Officer for good reason are payable in a lump sum on the 60th day following the date of termination unless otherwise required by Section 409A of the Code.
(2)	Amounts due following a change in control are payable in a lump sum on the date which immediately follows six months from the date of termination or, if earlier, within 30 days of such Named Executive Officer’s death.
(3)	Represents two times such Named Executive Officer’s base salary as of the termination date.
(4)	Represents three times such Named Executive Officer’s base salary as of the termination date.
(5)	Represents the average annual amount of bonuses, including pursuant to the Incentive Plan, paid to such Named Executive Officer with respect to the prior two calendar years (2016-2017).
(6)	Represents two times an amount equal to the average annual amount of bonuses, including pursuant to the Incentive Plan, paid to such Named Executive Officer with respect to the prior two calendar years (2016-2017).

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(7)	Represents three times an amount equal to the average annual amount of bonuses, including pursuant to the Incentive Plan, paid to such Named Executive Officer with respect to the prior two calendar years (2016-2017).
(8)	The employment agreements provide for accelerated and full vesting of unvested incentive awards held by these Named Executive Officers in the event that such Named Executive Officer is terminated without “Just Cause” or terminates his employment with or without “Good Reason,” with respect to Messrs. Foran, Hairford and Lancaster, within 30 days prior to, or 12 months following, a “change in control.” With respect to Messrs. Adams and Goodwin, the employment agreements provide for accelerated and full vesting of unvested incentive awards held by these Named Executive Officers in the event that such Named Executive Officer is terminated without “Just Cause” or terminates his employment with “Good Reason,” within 30 days prior to, or 12 months following, a “change in control.” The amount disclosed reflects the closing price of our Common Stock on December 29, 2017 of $31.13 per share multiplied by the number of unvested service-based shares of restricted stock held by such Named Executive Officer on December 31, 2017, in addition to the intrinsic value of the stock options held by such Named Executive Officer based upon the exercise price of such stock options being less than the closing price of our Common Stock on December 29, 2017.
(9)	Represents 1.5 times such Named Executive Officer’s base salary as of the termination date.
(10)	Represents 1.5 times an amount equal to the average annual amount of bonuses, including pursuant to the Incentive Plan and its predecessor, paid to such Named Executive Officer with respect to prior two calendar years (2016-2017).
(11)	Represents an amount equal to such Named Executive Officer’s base salary as of the termination date.

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CHIEF EXECUTIVE OFFICER PAY RATIO

CHIEF EXECUTIVE OFFICER PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K (“Item 402(u)”), we are providing the following information regarding the ratio of the annual total compensation of our median-compensated employee (as described below) and that of our Chairman and Chief Executive Officer, Joseph Wm. Foran. We believe that the pay ratio reflected below is a reasonable estimate calculated in a manner consistent with Item 402(u).

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Pursuant to Item 402(u), we identified the median-compensated employee of all our employees (other than the CEO) using our employee population as of December 15, 2017, which consisted of 213 employees (all of which are located in the United States), and using a compensation measure of total cash compensation, consisting of total base pay and bonuses earned during the year ended December 31, 2017. The compensation measure was consistently applied to all employees. Compensation was annualized on a straight-line basis for employees who did not work all of 2017.

Using this methodology, we identified a median employee. In calculating such employee’s annual total compensation, we determined that the selected employee’s compensation was anomalous because the employee did not receive an award of equity in 2017, although such awards are widely distributed throughout the Company. As permitted by Item 402(u), due to the anomalous nature of the employee originally identified, we substituted another employee with substantially similar compensation. We then calculated that employee’s annual total compensation in the same manner as the Named Executive Officers’ total compensation, as reported in the Summary Compensation Table.

For 2017, the annual total compensation of our median-compensated employee was $179,344, and the annual total compensation of Mr. Foran was $10,080,387, as reported in the Summary Compensation Table. Based on this information, for 2017, the ratio of Mr. Foran’s annual total compensation to the annual total compensation of our median-compensated employee was estimated to be 56 to 1.

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DIRECTOR COMPENSATION

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	All Other Compensation ($)	Total ($)

Reynald A. Baribault(2)	190,000	206,713	—	396,713

R. Gaines Baty	80,750	206,713	—	287,463

Craig T. Burkert	88,000	206,713	—	294,713

William M. Byerley	89,000	206,713	—	295,713

Joe A. Davis(3)	28,500	67,818	—	96,318

Julia P. Forrester(4)	63,161	172,610	—	235,771

David M. Laney(5)	24,500	67,818	—	92,318

Gregory E. Mitchell(6)	46,250	206,713	—	252,963

Steven W. Ohnimus	88,000	206,713	—	294,713

David M. Posner(7)	38,532	133,978	—	172,510

Carlos M. Sepulveda, Jr.(8)	—	—	—	—

Kenneth L. Stewart(9)	60,411	172,610	—	233,021

George M. Yates	69,000	206,713	—	275,713

(1)	All stock awards represent restricted stock units. Value based on the fair market value of the restricted stock units on the date of grant. Restricted stock units granted during the first and second quarters of 2017 were subject to a three year ratable vesting period; provided, however, the vesting of restricted stock units could be accelerated upon certain termination of service events. Restricted stock units granted immediately following the 2017 Annual Meeting vest immediately prior to the election of the nominees for director at the 2018 Annual Meeting. See “—Compensation for 2017.” As of December 31, 2017, each individual who served as a director during 2017 held the following outstanding unvested stock awards, all of which were restricted stock units:

Name	Outstanding Stock Awards

Reynald A. Baribault	14,598

R. Gaines Baty	9,433

Craig T. Burkert	10,717

William M. Byerley	10,717

Joe A. Davis	—

Julia P. Forrester	7,322

David M. Laney	—

Gregory E. Mitchell	—

Steven W. Ohnimus	14,598

David M. Posner	5,923

Carlos M. Sepulveda, Jr.	—

Kenneth L. Stewart	7,322

George M. Yates	14,236

(2)	Mr. Baribault served as lead independent director in 2017. Beginning in 2017, the lead independent director received an additional cash retainer of $100,000 annually.
(3)	Mr. Davis’ term as a director expired at the 2017 Annual Meeting. In connection with the expiration of his term, the Board accelerated the vesting of his then-outstanding unvested restricted stock units.
(4)	Ms. Forrester was appointed to the Board on February 15, 2017.
(5)	Mr. Laney’s term as a director expired at the 2017 Annual Meeting. In connection with the expiration of his term, the Board accelerated the vesting of his then-outstanding unvested restricted stock units.
(6)	Mr. Mitchell retired from the Board effective July 13, 2017. In connection with his retirement, the Board accelerated the vesting of his then-outstanding unvested restricted stock units, excluding the restricted stock units granted immediately following the 2017 Annual Meeting.
(7)	Mr. Posner joined the Board on July 18, 2017.

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(8)	Mr. Sepulveda retired from the Board effective January 6, 2017. In connection with his retirement, the Board accelerated the vesting of his then-outstanding unvested restricted stock units.
(9)	Mr. Stewart was appointed to the Board on February 15, 2017.

Compensation for 2017

During 2017, we targeted our non-employee directors’ compensation to approximate the 50th percentile of the Peer Group. During 2017, our director compensation program was comprised of the following:

•	annual cash retainer of $54,000;

•	cash meeting fee of $1,000 per day for each day of Board and committee service;

•	the chair of the Audit Committee would receive an additional cash retainer of $25,000 annually and the chairs of the Strategic Planning and Compensation Committee, the Corporate Governance Committee, the Nominating Committee, the Operations and Engineering Committee and the Prospect Committee would each receive an additional cash retainer of $15,000 annually;

•	The lead independent director would receive an additional cash retainer of $100,000 annually;

•	for each of the first and second quarters of 2017, each non-employee director would receive RSUs equal to up to $33,750 in value quarterly with the restrictions lapsing in one-third increments on each of the first, second and third anniversaries of the date of grant. Each grant may be adjusted downward (but not upward) in value based upon the non-employee director’s attendance and contributions at Board or committee meetings called during the period for which RSUs are due; and

•	at the meeting of the Board immediately following the 2017 Annual Meeting, each non-employee director would receive a one-time annual grant of RSUs equal to up to $135,000 in value with the restrictions lapsing immediately prior to the election of the nominees for director at the 2018 Annual Meeting (the “2017 RSU Award”). Each grant may be adjusted downward (but not upward) in value based upon the non-employee director’s attendance and contributions at Board or committee meetings called during the period for which RSUs are due.

If a director was appointed or elected to the Board at any time following the 2017 Annual Meeting but prior to the 2018 Annual Meeting, such director would be granted the applicable percentage of the 2017 RSU Award detailed below, effective on the date of such director’s appointment: (i) if a director was appointed or elected to the Board within 90 days after the 2017 Annual Meeting, such director would be entitled to receive 100% of the 2017 RSU Award; (ii) if a director was appointed or elected to the Board more than 90 days but 180 or fewer days after the 2017 Annual Meeting, such director would be entitled to receive 75% of the 2017 RSU Award; (iii) if a director was appointed or elected to the Board more than 180 days but 270 or fewer days after the 2017 Annual Meeting, such director would be entitled to receive 50% of the 2017 RSU Award; and (iv) if a director was appointed or elected to the Board more than 270 days after the 2017 Annual Meeting but prior to the 2018 Annual Meeting, such director would be entitled to receive 25% of the 2017 RSU award.

For 2017, the Board determined that, effective immediately prior to the election of the nominees for director at the 2017 Annual Meeting, the vesting of all outstanding RSUs granted prior to the 2017 Annual Meeting and held by a director or advisor to the Board (the “Outstanding RSUs”) would be automatically accelerated immediately prior to, and on the date of, such director’s or advisor’s termination of service (as defined in, and pursuant to, the 2012 Plan), subject to certain exceptions.

In addition, we reimbursed our directors for travel, lodging and related expenses incurred in attending Board and committee meetings.

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DIRECTOR COMPENSATION

Compensation for 2018-2019

Beginning at the 2018 Annual Meeting and until the 2019 Annual Meeting, our non-employee directors’ compensation program has been adjusted as set forth below based on the increased size of the Company and the corresponding demands on directors’ time:

•	annual cash retainer of $60,000;

•	cash meeting fee of $1,000 per day for each day of Board and committee service;

•	the chair of the Audit Committee will receive an additional cash retainer of $25,000 annually and the chairs of the Strategic Planning and Compensation Committee, the Corporate Governance Committee, the Nominating Committee, the Operations and Engineering Committee, the Prospect Committee and the Capital Markets and Finance Committee will each receive an additional cash retainer of $15,000 annually;

•	The lead independent director will receive an additional cash retainer of $100,000 annually;

•	at the meeting of the Board immediately following the 2018 Annual Meeting, each non-employee director will receive a one-time annual grant of RSUs equal to up to $135,000 in value with the restrictions lapsing immediately prior to the election of the nominees for director at the 2019 Annual Meeting (the “2018 RSU Award”). Each grant may be adjusted downward (but not upward) in value based upon the non-employee director’s attendance and contributions at Board or committee meetings called during the period for which RSUs are due.

If a director is appointed or elected to the Board at any time following the 2018 Annual Meeting but prior to the 2019 Annual Meeting, such director will be granted the applicable percentage of the 2018 RSU Award detailed below, effective on the date of such director’s appointment: (i) if a director is appointed or elected to the Board within 90 days after the 2018 Annual Meeting, such director shall be entitled to receive 100% of the 2018 RSU Award; (ii) if a director is appointed or elected to the Board more than 90 days but 180 or fewer days after the 2018 Annual Meeting, such director shall be entitled to receive 75% of the 2018 RSU Award; (iii) if a director is appointed or elected to the Board more than 180 days but 270 or fewer days after the 2018 Annual Meeting, such director shall be entitled to receive 50% of the 2018 RSU Award; and (iv) if a director is appointed or elected to the Board more than 270 days after the 2018 Annual Meeting but prior to the 2019 Annual Meeting, such director shall be entitled to receive 25% of the 2018 RSU award.

In addition, we will continue to reimburse our directors for travel, lodging and related expenses incurred in attending Board and committee meetings.

Director Ownership Guidelines

The non-employee directors follow our voluntary stock ownership guidelines for non-employee directors. Within three years of becoming a director, each non-employee director will be expected to own $250,000 of Common Stock and continue to hold such shares while serving as a director. All directors own in excess of $250,000 of Common Stock or expect to meet the guidelines within three years of becoming a director. Shares that count toward the stock ownership guidelines include RSUs and any shares held in trust by the director or his or her immediate family over which he or she has direct beneficial ownership interest. Shares that do not count toward the stock ownership guidelines include shares underlying unexercised stock options and unexercised stock appreciation rights.

Board Advisor Compensation

Our advisors to the Board are compensated with stock and/or cash awards based upon meeting attendance or as otherwise agreed to pursuant to consulting arrangements with such advisors. We reimburse our advisors to the Board for travel, lodging and related expenses incurred in attending Board and committee meetings. The advisor compensation of Ms. Lewis and Messrs. Rolfe and King is the same as for the non-employee directors as described above.

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SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table presents the securities authorized for issuance under our equity compensation plans as of December 31, 2017.

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans

Equity compensation plans approved by security holders (1)(2)	3,152,691	$21.14	2,356,467

Equity compensation plans not approved by security holders	—	—	—

Total	3,152,691	$21.14	2,356,467

(1)	Our Board has determined not to make any additional awards under the Matador Resources Company 2003 Stock and Incentive Plan.
(2)	The 2012 Plan was adopted by the Board in April 2015 and approved by our shareholders on June 10, 2015.

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TRANSACTIONS WITH RELATED PERSONS

TRANSACTIONS WITH RELATED PERSONS

Except as disclosed below, during 2017 there was not, nor was there proposed as of December 31, 2017, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described in “Executive Compensation—Compensation Discussion and Analysis” above.

HEYCO Joint Ventures

In June 2015, the Company entered into two joint ventures (the “Joint Ventures”) to develop certain leasehold interests held by certain affiliates (the “HEYCO Affiliates”) of HEYCO Energy Group, Inc., the former parent company of Harvey E. Yates Company. The HEYCO Affiliates are owned by George M. Yates, who was appointed to the Board on April 28, 2015 in accordance with the terms of the HEYCO Merger, and certain of his affiliates. Mr. Yates’ term as a director will expire at the Annual Meeting. Pursuant to the terms of the transaction, the HEYCO Affiliates contributed an aggregate of approximately 1,900 net acres, primarily in the same properties previously held by HEYCO, to the two newly-formed entities in exchange for a 50% interest in each entity. The Company has agreed to contribute an aggregate of approximately $14 million in exchange for the other 50% interest in both entities. As of December 31, 2017, the Company had contributed an aggregate of approximately $4.4 million to the two entities. The Company’s contributions are being used to fund capital expenditures associated with the interests owned by the Joint Ventures as well as to fund acquisitions by the Joint Ventures of other non-operated acreage opportunities.

The Audit Committee reviewed the terms of the Joint Ventures for potential conflicts of interest under the Company’s related party transaction policy, effective October 12, 2011 (the “Related Party Transaction Policy”), and, after being fully informed as to Mr. Yates’ relationship and interest and all other material facts related to the Joint Ventures, determined that the Joint Ventures were fair to the Company and recommended the Joint Ventures to the full Board for approval and ratification. The Board subsequently approved and ratified the Joint Ventures.

In addition, in light of Mr. Yates’ ongoing services to HEYCO Energy Group, Inc., the Board, in accordance with Texas corporate law, adopted resolutions which renounce and provide for a waiver of certain corporate opportunities with respect to Mr. Yates. As a result, Mr. Yates will have no fiduciary duty to present certain corporate opportunities related to Mr. Yates’ existing oil and natural gas holdings and/or in areas where Matador does not currently operate.

Working Interest and Overriding Royalty Interest Owners

Certain related parties, including Mr. Foran and certain HEYCO Affiliates or entities controlled by members of Mr. Yates’ family (the “Yates Entities” and, collectively with Mr. Foran, the “Interest Owners”) are working interest owners and/or overriding royalty interest owners in certain properties operated by the Company or in which the Company also holds a working interest. As working interest owners, the Interest Owners are required to pay their proportionate share of all costs and are entitled to receive their proportionate share of revenues in the normal course of business. As overriding royalty interest owners, the Interest Owners are entitled to receive their proportionate share of revenues from the wells in which they own an interest in the normal course of business. During 2017, revenues, net of costs, received by the Yates Entities in their capacities as working interest owners or overriding royalty interest owners were approximately $2.6 million (the “Yates Net Revenue Payments”). During 2017, revenues, net of costs, received by Mr. Foran in his capacity as a working interest owner or overriding royalty interest owner were approximately $1.0 million (collectively with the Yates Net Revenue Payments, the “Related Net Revenue Payments”). The Related Net Revenue Payments represent approximately 2% of our total third-party net revenue payments during 2017.

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TRANSACTIONS WITH RELATED PERSONS

In our capacity as operator, we incur drilling and operating costs that are billed to our partners based on their respective working interests. During 2017, our joint interest billings to the Yates Entities attributable to their share of costs were approximately $7.9 million (the “Yates Billings”) and our joint interest billings to Mr. Foran attributable to his share of costs were approximately $0.2 million (collectively with the Yates Billings, the “Related Joint Interest Billings”). The Related Joint Interest Billings represent approximately 1% of our total joint interest billings during 2017. As a result of this ownership by the Interest Owners, from time to time, we will be in a net receivable or net payable position with certain of the Interest Owners. We do not consider any net receivables from these parties to be uncollectible.

The Audit Committee reviewed the terms of the working interests and/or overriding royalty interests of the Interest Owners for potential conflicts of interest under the Related Party Transaction Policy, and, after being fully informed as to Mr. Yates’ and Mr. Foran’s respective relationships and interests in such transactions and all other material facts related to the Related Net Revenue Payments and Related Joint Interest Billings, determined that such transactions and the Related Net Revenue Payments and Related Joint Interest Billings were fair to the Company and recommended such transactions and the Related Net Revenue Payments and Related Joint Interest Billings to the full Board for approval and ratification. The Board subsequently approved and ratified the transactions and the Related Net Revenue Payments and Related Joint Interest Billings.

Certain Employment Relationships

Billy E. Goodwin, Executive Vice President and Head of Operations, was appointed as an executive officer of the Company in connection with his February 2016 promotion to Senior Vice President—Operations. Two of Mr. Goodwin’s adult children are employees of the Company and each earned in 2017, and are expected to be compensated in 2018, between $120,000 and $600,000. One of Mr. Goodwin’s children has a Bachelor of Science degree in Petroleum Engineering from the University of Tulsa and over eight years of industry experience, including as a regional drilling supervisor for another publicly traded exploration and production company. Mr. Goodwin’s other child has a B.S.B.A. degree in Energy Management from the University of Tulsa and a Bachelor of Arts degree in General Business and Management from Oklahoma State University. He also has over eight years of industry experience, including as a drilling fluids engineer for a publicly traded oilfield services company and as a landman for a publicly traded exploration and production company. The Audit Committee reviewed the terms of the employment arrangements for potential conflicts of interest under the Company’s Related Party Transaction Policy and, after being fully informed as to the employment arrangements and historical and anticipated compensation of Mr. Goodwin’s adult children, and all other material facts related to the relationship, determined that the employment arrangements were fair to the Company and recommended the employment arrangements to the full Board for approval and ratification. The Board subsequently approved and ratified such employment arrangements.

Reynald A. Baribault is a member of the Board. Mr. Baribault’s sister-in-law is an employee of the Company and earned in 2017, and is expected to be compensated in 2018, between $120,000 and $250,000. Mr. Baribault’s sister-in-law has a diploma from the Executive Secretarial School and is a certified legal assistant, having completed the Southern Methodist University Legal Assistants Program. She has over 36 years of experience as a legal assistant. The Audit Committee reviewed the terms of the employment arrangements for potential conflicts of interest under the Company’s Related Party Transaction Policy and, after being fully informed as to the employment arrangements and historical and anticipated compensation of Mr. Baribault’s sister-in-law, and all other material facts related to the relationship, determined that the employment arrangement was fair to the Company and recommended the employment arrangement to the full Board for approval and ratification. The Board subsequently approved and ratified such employment arrangement.

An adult child of Mr. Foran is an employee of the Company and earned in 2017, and is expected to be compensated in 2018, between $120,000 and $200,000. Mr. Foran’s child has a Bachelor of Science degree in Human Resource Development and a Master of Science degree in Human Resource Management, both from Texas A&M University. She has more than seven years of industry experience, including with another publicly traded exploration and production company. The Audit Committee reviewed the terms of the employment arrangement for potential conflicts of interest under the Company’s Related Party Transaction Policy and, after

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TRANSACTIONS WITH RELATED PERSONS

being fully informed as to the employment arrangement and historical and anticipated compensation of Mr. Foran’s adult child, and all other material facts related to the relationship, determined that the employment arrangement was fair to the Company and recommended the employment arrangement to the full Board for approval and ratification. The Board subsequently approved and ratified such employment arrangement.

Procedures for Approval of Related Party Transactions

Pursuant to the Related Party Transaction Policy, a “Related Party Transaction” is defined as a transaction (including any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness)), or series of related transactions, or any material amendment to any such transaction, involving a Related Party (as defined below) and in which we are a participant, other than:

•	a transaction involving compensation of directors;

•	a transaction involving compensation of an executive officer or involving an employment agreement, severance agreement, change in control provision or agreement or a special supplemental benefit for an executive officer;

•	a transaction available to all employees generally or to all salaried employees generally;

•	a transaction with a Related Party involving less than $120,000;

•	a transaction in which the interest of the Related Party arises solely from the ownership of a class of our equity securities and all holders of that class receive the same benefit on a pro rata basis; or

•	a transaction in which the rates or charges involved therein are determined by competitive bids, or a transaction that involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

“Related Party” means:

•	any person who is, or at any time during the applicable period was, one of our executive officers or one of our directors or nominees for directors;

•	any person who is known by us to be the beneficial owner of more than 5% of our Common Stock;

•	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, nominee for director, executive officer or a beneficial owner of more than 5% of our Common Stock; and

•	any firm, corporation or other entity that is owned or controlled by any of the foregoing persons or in which any of the foregoing persons is a general partner or executive officer or in which such person, together with all other of the foregoing persons, owns 10% or more of the equity interests thereof.

Pursuant to the Related Party Transaction Policy, the Audit Committee must review all material facts of each Related Party Transaction and recommend either approval or disapproval of the Related Party Transaction to the full Board, subject to certain limited exceptions. In determining whether to recommend approval or disapproval of the Related Party Transaction, the Audit Committee must, after reviewing all material facts of the Related Party Transaction and the Related Party’s relationship and interest, determine whether the Related Party Transaction is fair to the Company. Further, the policy requires that all Related Party Transactions be disclosed in our filings with the SEC and/or our website in accordance with applicable laws, rules and regulations.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents the beneficial ownership of our Common Stock as of April 13, 2018 for (i) each person beneficially owning more than 5% of the outstanding shares of our Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company listed in the Summary Compensation Table and (iv) all of our directors and executive officers as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each shareholder possesses sole voting and investment power with respect to its, his or her shares. The business address of each of our directors and executive officers is c/o Matador Resources Company, One Lincoln Centre, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240. The applicable percentage ownership is based on 109,263,103 shares of our Common Stock issued and outstanding as of April 13, 2018, plus, on an individual basis, the right of that individual to (i) obtain Common Stock upon exercise of stock options or (ii) obtain Common Stock upon the vesting or delivery of restricted stock units, in each case within 60 days of April 13, 2018. The information is based on Form 3s, Form 4s, Schedule 13Ds, Schedule 13Gs and Schedule 13G/As filed through April 13, 2018.

Name	Amount and Nature of Ownership of Common Stock	Percent of Class

Directors and Named Executive Officers:

Joseph Wm. Foran(1)	5,004,614	4.6%

Craig N. Adams(2)	241,476	*

Reynald A. Baribault(3)	41,580	*

R. Gaines Baty(4)	22,686	*

Craig T. Burkert(5)	78,286	*

William M. Byerley(6)	12,084	*

Julia P. Forrester(7)	10,374	*

Billy E. Goodwin(8)	170,057	*

Matthew V. Hairford(9)	528,326	*

David E. Lancaster(10)	567,870	*

Steven W. Ohnimus(11)	102,557	*

Timothy E. Parker(12)	2,962	*

David M. Posner(13)	12,484	*

Kenneth L. Stewart(14)	16,389	*

George M. Yates(15)	4,814,971	4.4%

All Directors and Executive Officers as a Group (18 persons)(16) :	12,287,637	11.1%

Other 5% Owners:

BlackRock, Inc.(17)	10,633,736	9.7%

T. Rowe Price Associates, Inc.(18)	9,437,899	8.6%

The VanGuard Group(19)	8,401,124	7.7%

*	Less than one percent (1%)
(1)

Includes (i) 1,096,413 shares of Common Stock held of record by Sage Resources, Ltd., a limited partnership owned by the Foran family, including Mr. Foran; (ii) 4,000 shares of Common Stock held of record by the reporting person’s spouse through her Individual Retirement Account; (iii) 105,000 shares and 40,000 shares of Common Stock held of record by The Don Foran Family Trust 2008 and The Foran Family Special Needs Trust, respectively, for which Mr. Foran is the co-trustee and over which Mr. Foran has shared voting and

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

investment power with other members of his family; (iv) 88,005 shares of Common Stock held of record by each of the JWF 2016-2 GRAT and the NNF 2016-2 GRAT, for which Mr. Foran is the trustee and over which Mr. Foran has sole voting and investment power; (v) 190,461 shares of Common Stock held of record by each of the JWF 2017-1 GRAT and the NNF 2017-1 GRAT, for which Mr. Foran is the trustee and over which Mr. Foran has sole voting and investment power; (vi) 198,530 shares of Common Stock held of record by each of the JWF 2017-2 GRAT and the NNF 2017-2 GRAT, for which Mr. Foran is the trustee and over which Mr. Foran has sole voting and investment power; (vii) 239,413 shares of Common Stock held of record by each of the JWF 2018-1 GRAT and the NNF 2018-1 GRAT, for which Mr. Foran is the trustee and over which Mr. Foran has sole voting and investment power; (viii) 215,951 shares of Common Stock held of record by the Foran 2012 Security Trust, for which Mr. Foran is the trustee and over which Mr. Foran has sole voting and investment power; (ix) 253,550 shares of Common Stock held of record by the Foran 2012 Savings Trust, for which Mr. Foran’s spouse is a trustee; (x) 1,143,336 shares held of record, collectively, by the LRF 2011 Non-GST Trust, WJF 2011 Non-GST Trust, JNF 2011 Non-GST Trust, SIF 2011 Non-GST Trust and MCF 2011 Non-GST Trust, for which trusts Mr. Foran and his spouse, as settlors of each of the Non-GST Trusts, retain the power of substitution with respect to the property of the Non-GST Trusts; and (xi) 221,373 shares of restricted stock. Pursuant to the terms of the restricted stock grants, Mr. Foran has the right to vote such shares but may only dispose of such shares to the extent they have vested. Also includes 484,194 shares of Common Stock issuable to Mr. Foran upon the exercise of stock options.
(2)	Includes 86,937 shares of Common Stock issuable to Mr. Adams upon the exercise of stock options. Also includes 82,513 shares of restricted stock. Pursuant to the terms of the restricted stock grants, Mr. Adams has the right to vote such shares but may only dispose of such shares to the extent they have vested.
(3)	Includes 2,000 shares of Common Stock held by the Individual Retirement Account of Mr. Baribault. Also includes 19,000 shares of Common Stock held by the Reynald A. Baribault Maritalized Revocable Living Trust, for which Mr. Baribault has shared voting and investment power with his spouse, and 5,000 shares of Common Stock held by the Sally K. Baribault Maritalized Revocable Living Trust, for which Mr. Baribault has shared voting and investment power with his spouse. Also includes 6,741 shares of Common Stock issuable to Mr. Baribault upon the vesting of restricted stock units.
(4)	Includes 6,365 shares of Common Stock issuable to Mr. Baty upon the vesting and delivery of restricted stock units.
(5)	Includes 34,742 shares held by the Individual Retirement Account of Mr. Burkert. Also includes 6,365 shares of Common Stock issuable to Mr. Burkert upon the vesting and delivery of restricted stock units.
(6)	Includes 5,923 shares of Common Stock issuable to Mr. Byerley upon the vesting of restricted stock units.
(7)	Includes 1,985 shares held by the Individual Retirement Account of Ms. Forrester. Also includes 5,923 shares of Common Stock issuable to Ms. Forrester upon the vesting of restricted stock units.
(8)	Includes 24,096 shares of Common Stock issuable to Mr. Goodwin upon the exercise of stock options. Also includes 67,837 shares of restricted stock. Pursuant to the terms of the restricted stock grants, Mr. Goodwin has the right to vote such shares but may only dispose of such shares to the extent they have vested.
(9)	Includes 158,335 shares of Common Stock issuable to Mr. Hairford upon the exercise of stock options and 5,000 shares held of record by his Individual Retirement Account. Also includes 103,373 shares of restricted stock. Pursuant to the terms of the restricted stock grants, Mr. Hairford has the right to vote such shares but may only dispose of such shares to the extent they have vested.
(10)	Includes 103,342 shares of Common Stock issuable to Mr. Lancaster upon the exercise of stock options and 75,500 shares of Common Stock held of record by his Individual Retirement Account. Also includes 90,538 shares of restricted stock. Pursuant to the terms of the restricted stock grants, Mr. Lancaster has the right to vote such shares but may only dispose of such shares to the extent they have vested.
(11)	Includes 13,867 shares of Common Stock issuable to Dr. Ohnimus upon the vesting and delivery of restricted stock units. Dr. Ohnimus has pledged 43,209 shares of Common Stock.
(12)	Mr. Parker joined the Board in January 2018. Represents shares of Common Stock issuable to Mr. Parker upon the vesting of restricted stock units.
(13)	Includes 6,210 shares of Common Stock held of record by the Individual Retirement Account of Mr. Posner. Also includes 5,923 shares of Common Stock issuable to Mr. Posner upon the vesting of restricted stock units.
(14)	Includes 6,389 shares of Common Stock issuable to Mr. Stewart upon the vesting and delivery of restricted stock units.
(15)	Includes 4,800,000 shares of Common Stock held by HEYCO Energy Group, Inc. (“HEGI”), 166,667 of which are being held in an escrow account pursuant to the HEYCO Merger and related escrow agreement. As Chairman and Chief Executive Officer of HEGI, Mr. Yates has ultimate voting and dispositive power with respect to all shares held by HEGI. Also includes 2,500 shares of Common Stock owned by Spiral, Inc., an entity owned by certain trusts of which Mr. Yates is the sole trustee and with respect to which Mr. Yates has voting and dispositive power. Also includes 6,224 shares of Common Stock issuable to Mr. Yates upon the vesting of restricted stock units. HEGI has pledged 4,000,000 shares of Common Stock. Mr. Yates’ term as a director will expire at the Annual Meeting.
(16)	Includes an aggregate of 1,016,034 shares of Common Stock which our executive officers as a group have the right to acquire within 60 days of April 13, 2018 upon the exercise of stock options. Also includes 747,854 shares of restricted stock held by our executive officers. Pursuant to the terms of the restricted stock grants, the executive officers have the right to vote such shares but may only dispose of such shares to the extent they have vested. Also includes 66,682 shares of Common Stock issuable to directors upon the vesting and delivery of restricted stock units. Includes 4,043,209 shares of pledged Common Stock beneficially owned by our executive officers and directors.
(17)	Information based solely on a Schedule 13G/A filed with the SEC on January 23, 2018. The Schedule 13G/A reports that BlackRock, Inc. (“BlackRock”) beneficially owns 10,633,736 shares, has sole voting power with respect to 10,428,549 shares and has sole dispositive power with respect to 10,633,736 shares. According to the Schedule 13G/A, BlackRock’s address is 55 East 52nd Street, New York, NY 10055.
(18)

Information based solely on a Schedule 13G/A filed with the SEC on February 14, 2018. The Schedule 13G/A reports that T. Rowe Price Associates, Inc. (“Price Associates”) beneficially owns 9,437,899 shares, has sole voting power with respect to 2,385,430 shares and has sole dispositive power with respect to 9,437,899 shares. According to the Schedule 13G/A, these securities are owned by various individual and institutional investors, for which Price Associates serves as an investment adviser registered under the Investment Advisers

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Act of 1940, as amended, with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. According to the Schedule 13G/A, Price Associates’ address is 100 E. Pratt Street, Baltimore, MD 21202.
(19)	Information based solely on a Schedule 13G/A filed with the SEC on February 9, 2018. The Schedule 13G/A reports that The Vanguard Group (“Vanguard”) beneficially owns 8,401,124 shares, has sole voting power with respect to 188,555 shares, has shared voting power with respect to 11,444 shares, has sole dispositive power with respect to 8,208,916 shares and has shared dispositive power with respect to 192,208 shares. According to the Schedule 13G/A, VanGuard’s address is 100 Vanguard Blvd, Malvern, PA 19355.

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ADDITIONAL INFORMATION

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and persons who own more than ten percent of the Company’s Common Stock to file initial reports of ownership and changes in ownership with the SEC.

Additionally, SEC regulations require that the Company identify any individuals for whom one of the referenced reports was not filed on a timely basis during the most recent fiscal year. Based solely on the Company’s review of Forms 3, 4 and 5 furnished to the Company and any amendments thereto, the Company believes that all persons subject to Section 16(a) of the Exchange Act timely filed all reports required pursuant to such section relating to the Company’s Common Stock in 2017, with the exception of a Form 4 filed by Mr. Macalik on July 12, 2017 in connection with his receipt of a grant of restricted stock and stock options.

Shareholder Proposals for the 2019 Proxy Statement

For shareholder proposals to be included in the Company’s proxy statement and form of proxy relating to the 2019 Annual Meeting of Shareholders, such proposals must be received by the Company at its offices in Dallas, Texas, addressed to the Corporate Secretary of the Company, no later than December 27, 2018. Upon timely receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations and provisions governing the solicitation of proxies.

Director Nominations or Other Business for Presentation at the 2019 Annual Meeting

Under the Bylaws, certain procedures are provided that a shareholder must follow in order to place in nomination persons for election as directors at an annual meeting of shareholders or to introduce an item of business at an annual meeting of shareholders. These procedures provide, generally, among other things, that shareholders desiring to place in nomination persons for election as directors, and/or bring a proper subject of business before an annual meeting, must do so by a written notice timely received (on or before March 12, 2019, but no earlier than February 10, 2019, for the 2019 Annual Meeting) to the Corporate Secretary of the Company containing the name and address of the shareholder and the number of shares of the Company’s Common Stock beneficially owned by the shareholder. If the notice relates to a nomination for director, it must also set forth the name, age, business and residence addresses of the candidate, the candidate’s résumé or a listing of his or her qualifications to be a director of the Company, the person’s written consent to be a director if selected by the Nominating Committee, nominated by the Board and elected by the shareholders and any other information that would be required to be disclosed in solicitations of proxies for the election of directors. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as director. Notice of an item of business shall include a brief description of the proposed business and any material interest of the shareholder in such business.

The Chairman of the meeting may refuse to allow the transaction of any business not presented, or to acknowledge the nomination of any person not made, in compliance with the foregoing procedures. Copies of the Bylaws are available from the Corporate Secretary of the Company.

See “Corporate Governance—Board Committees—Nominating Committee” for the process for shareholders to follow to suggest a director candidate to the Nominating Committee for nomination by the Board.

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ADDITIONAL INFORMATION

Annual Report on Form 10-K

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as filed with the SEC, including financial statements, accompanies this Proxy Statement. Shareholders may obtain without charge another copy of the Annual Report on Form 10-K, excluding certain exhibits, by writing to Investor Relations, Matador Resources Company, One Lincoln Centre, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240.

2018 Proxy Statement  |  Matador Resources Company        75

OTHER BUSINESS

OTHER BUSINESS

Management of the Company is not aware of other business to be presented for action at the Annual Meeting; however, if other matters are presented for action, it is the intention of the persons named in the accompanying form of proxy to vote in accordance with their judgment on such matters.

By Order of the Board of Directors,

Joseph Wm. Foran
Chairman and Chief Executive Officer

April 26, 2018

76        Matador Resources Company  |  2018 Proxy Statement

SCHEDULE A

Schedule A

Non-GAAP Financial Measures

We define Adjusted EBITDA as earnings before interest expense, income taxes, depletion, depreciation and amortization, accretion of asset retirement obligations, property impairments, unrealized derivative gains and losses, certain other non-cash items and non-cash stock-based compensation expense, and net gain or loss on asset sales and inventory impairment. Adjusted EBITDA is not a measure of net income (loss) or cash flows as determined by GAAP. Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies.

Management believes Adjusted EBITDA is necessary because it allows us to evaluate our operating performance and compare the results of operations from period to period without regard to our financing methods or capital structure. We exclude the items listed above from net income (loss) in calculating Adjusted EBITDA, because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which certain assets were acquired.

Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income or cash flows from operating activities as determined in accordance with GAAP or as a primary indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components of understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure. Our Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner.

The following table presents our calculation of Adjusted EBITDA and the reconciliation of Adjusted EBITDA to the GAAP financial measures of net loss and net cash provided by operating activities, respectively.

	Year Ended December 31, 2017	Year Ended December 31, 2016

(In thousands)

Unaudited Adjusted EBITDA Reconciliation to Net Income (Loss):

Net income (loss) attributable to Matador Resources Company shareholders	$125,867	$(97,421)

Net income attributable to non-controlling interest in subsidiaries	12,140	364

Net income (loss)	138,007	(97,057)

Interest expense	34,565	28,199

Total income tax benefit	(8,157)	(1,036)

Depletion, depreciation and amortization	177,502	122,048

Accretion of asset retirement obligations	1,290	1,182

Full-cost ceiling impairment	—	158,633

Unrealized (gain) loss on derivatives	(9,715)	41,238)

Stock-based compensation expense	16,654	12,362

Net gain on asset sales and inventory impairment	(23)	(107,277)

Consolidated Adjusted EBITDA	350,123	158,292

Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(14,060)	(400)

Adjusted EBITDA attributable to Matador Resources Company shareholders	$336,063	$157,892

2018 Proxy Statement  |  Matador Resources Company        A-1

SCHEDULE A

	Year Ended December 31, 2017	Year Ended December 31, 2016

(In thousands)

Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:

Net cash provided by operating activities	$299,125	$134,086

Net change in operating assets and liabilities	25,058	(1,809)

Interest expense, net of non-cash portion	34,097	27,051

Current income tax benefit	(8,157)	(1,036)

Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(14,060)	(400)

Adjusted EBITDA attributable to Matador Resources Company shareholders	$336,063	$157,892

A-2        Matador Resources Company  |  2018 Proxy Statement

MATADOR RESOURCES COMPANY

5400 LBJ FREEWAY, SUITE 1500

DALLAS, TX 75240

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

     TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors
	Nominees	For	Against	Abstain
01	William M. Byerley	☐	☐	☐	The Board of Directors recommends you vote 1 YEAR on the following proposal:	1 year	2 years	3 years	Abstain
02	Julia P. Forrester	☐	☐	☐	3. Advisory vote on the frequency of advisory votes on executive compensation	☐	☐	☐	☐
03	Timothy E. Parker	☐	☐	☐
04	David M. Posner	☐	☐	☐	The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain
05	Kenneth L. Stewart	☐	☐	☐	4. Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018.		☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain	NOTE: The proxies are authorized to vote in their discretion on such other business as may properly come before the meeting or any adjournment thereof.
2.	Advisory vote to approve the compensation of the Company’s named executive officers.	☐	☐	☐
		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report for the year ended December 31, 2017, Notice of Annual Meeting and Proxy Statement is/are available at www.proxyvote.com

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MATADOR RESOURCES COMPANY Annual Meeting of Shareholders June 7, 2018 9:30 A.M. This proxy is solicited by the Board of Directors.

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-690-6903, or via the internet at www.proxyvote.com. Have your proxy card in hand and follow the instructions.

The shareholder hereby appoints Joseph Wm. Foran and Reynald A. Baribault, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of MATADOR RESOURCES COMPANY that the shareholder is entitled to vote at the Annual Meeting of Shareholders to be held at 9:30 A.M., CDT on June 7, 2018, at the Westin Galleria, San Antonio Ballroom, 13340 Dallas Parkway, Dallas, Texas 75240, and any adjournment or postponement thereof. The shareholder hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such shares of stock.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side